Exhibit 10.4

FORM OF RESEARCH AND DEVELOPMENT

COLLABORATION AND LICENSE AGREEMENT

THIS RESEARCH AND DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made effective as of [—] (the “Effective Date”), by and between Pfizer Inc., a Delaware corporation having its principal place of business at 235 E. 42nd Street, New York, New York 10017 (“Pfizer”) and Zoetis Inc., a Delaware corporation having its principal place of business at 235 E. 42nd Street, New York, New York 10017 (the “Company”). Pfizer and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company is in the business of researching, developing, and commercializing pharmaceutical products in the field of animal health;

WHEREAS, Pfizer has a proprietary compound library and a system of related data and information as further described herein; and

WHEREAS, in connection with that certain Global Separation Agreement by and between Pfizer and the Company, dated on or about the date hereof (the “Global Separation Agreement”), the Parties are entering into this Agreement to grant the Company certain rights to access Pfizer’s compound library and systems to research, develop, and commercialize pharmaceutical products in the field of animal health and to provide Pfizer with rights to the data and information generated by the Company for research, development and commercialization, subject to the terms and as further described herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1	Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 21.4.1(b).

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement (a) no member of the Company Group shall be deemed to be an Affiliate of any member of the Pfizer Group and (b) no member of the Pfizer Group shall be deemed to be an Affiliate of any member of the Company Group.

“AIP” has the meaning set forth in Section 6.1.

“AIP Compound Series” has the meaning set forth in Section 6.3.2(a).

“AIP Notice” has the meaning set forth in Section 6.3.2.

“AIP Request” has the meaning set forth in Section 6.2.1.

“Alliance Manager” has the meaning set forth in Section 2.2.

“Alliance Manager Escalation Notice” has the meaning set forth in Section 2.1.7.

“Analog” means, with respect to a Compound, an analog, derivative, or modification thereof.

“Analog Plan” means a reasonably detailed plan that sets forth the Company’s plans to synthesize Analogs.

“Ancillary Agreements” has the meaning set forth in the Global Separation Agreement.

“Animal Health Company” means any Person that researches, develops, manufactures, markets, distributes, leases and/or sells vaccines, biologics, medicines, diagnostic products, biodevices, genetic tests and services for the Field and has annual sales of pharmaceutical products in the Field of at least Five Hundred US Million Dollars (US$500,000,000).

“Annual Access Fee” has the meaning set forth in Section 9.1.1.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, and guidelines, including all applicable standards or guidelines promulgated by any applicable Governmental Authority (including cGCP, cGMP, and cGLP).

“Assigned Patent Rights” has the meaning set forth in Section 18.2.2(c)(ii).

“Bankruptcy Code” has the meaning set forth in Section 20.2.2(a).

“Business Combination Transaction” has the meaning set forth in paragraph (b) of the definition of “Change of Control.”

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Applicable Law to be closed in New York, New York.

“Calendar Quarter” means each successive three (3) calendar month period commencing on January 1, April 1, July 1, and October 1.

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“Candidate Designation Activities” means all research and development activities in the Field, except for the Restricted Development Activities.

“Candidate Designation Phase” has the meaning set forth in Section 6.6.

“Candidate Designation Project” has the meaning set forth in Section 6.6.

“Candidate Designation Project Team” has the meaning set forth in Section 6.8.

“Candidate Designation Project Team Member” has the meaning set forth in Section 6.8.

“Candidate Designee” has the meaning set forth in Section 6.7.

“cGCP” means the then current good clinical practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the VICH.

“cGLP” means the then current good laboratory practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the VICH.

“cGMP” means the then current good manufacturing practice standards promulgated or endorsed by each applicable Regulatory Authority, including the guidelines promulgated by the VICH.

“Change of Control” means with respect to the Company:

(a)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d–3 promulgated under the Securities Exchange Act of 1934, as amended); it being understood that “beneficial ownership” shall also include any securities which any Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, understanding, or upon the exercise of conversion right, exchange rights, warrants or options, or otherwise) of fifteen percent (15%) or more of either (i) the then outstanding common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company;

(b)

the entry into by the Company of a definitive agreement relating to, or the consummation by the Company of, any merger, consolidation, reorganization, restructuring, liquidation, debt adjustment or readjustment or other business combination transaction involving the Company or one of its Subsidiaries (each, a “Business Combination Transaction”), whether or not in connection with a bankruptcy or court proceeding, unless immediately following such Business Combination Transaction, the individuals and entities who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to such Business Combination Transaction, respectively, beneficially own, directly or indirectly (including through one or more holding companies or subsidiaries), more than eighty-five percent (85%) of the outstanding common stock and the combined voting power of the outstanding voting securities, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation or other entity which as a result of such transaction owns the then outstanding securities of the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(c)	the Company or any of its Subsidiaries assigns, sells, licenses or otherwise transfers to any Specified Person(s) (other than Pfizer or its Affiliates), in one or more related transactions, all or a material portion of the properties or assets of the Company or its Subsidiaries; or

(d)	the individuals who, as of the date that Pfizer ceases to control at least fifty percent (50%) of the outstanding voting securities of the Company with respect to the election of directors of the Company (the “Reference Date”), constitute the board of directors of the Company (the “Incumbent Board”) ceasing for any reason to constitute fifty percent (50%) or more of the board of directors of the Company; provided that any individual becoming a director subsequent to the Reference Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of (i) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Specified Person other than the board of directors of the Company and (ii) any Business Combination Transaction;

provided that notwithstanding anything to the contrary in the foregoing (a) through (d) or elsewhere herein, no Change of Control shall be deemed to have occurred solely by reason of Pfizer distributing to its stockholders any common stock owned by it following the date of this Agreement pursuant to (x) a dividend or other distribution to Pfizer stockholders or (y) an exchange offer pursuant to which Pfizer exchanges shares of Company common stock for outstanding shares of Pfizer common stock.

“Clinical Development Program” means the conduct of clinical development of a pharmaceutical product for which an IND has been submitted to the applicable Regulatory Authority pursuant to such IND.

“Co-Chairpersons” has the meaning set forth in Section 2.1.4.

“Collaboration” means all activities related to the research, development, manufacture and commercialization of Compounds and Analogs and pharmaceutical products containing such Compounds and Analogs in the Field performed by or on behalf of Pfizer and its Affiliates and the Company, its Affiliates and its permitted sublicensees (as applicable) in accordance with, and subject to the terms of, this Agreement and the License Agreements (if any).

“Collaboration Employees” means the Company’s JSC Members, the Leveragers, the Lead Seekers, the Functional Line Senior Scientists, the Lead Seeking Project Team Members, the Candidate Designees, and the Candidate Designation Project Team Members.

“Collaboration Improvement” means any improvement or modification of, to or in the Collaboration IP claimed in a Patent Right, which improvement or modification is conceived, reduced to practice or otherwise developed by or on behalf of the Company, its Affiliates and its permitted sublicensees in connection with exercising the license granted pursuant to Section 20.3.4(a) and such conception, reduction to practice or other development occurs no later than five (5) years following the earlier of expiration or termination of this Agreement in its entirety; provided that in no event shall Collaboration Improvements include any Pfizer IP.

“Collaboration IP” means the Collaboration Patent Rights and the Collaboration Know-How.

“Collaboration Know-How” means all Know-How (whether or not patentable) that is conceived, reduced to practice or otherwise invented or generated by or on behalf of the Company, its Affiliates or its permitted sublicensees (except to the extent otherwise expressly agreed upon by the JSC or set forth in the applicable notice granting Intent to Access or the AIP Notice) in connection with the Collaboration; provided that Collaboration Know-How shall not include (a) the Collaboration Patent Rights or (b) any Know-How with respect to formulations of pharmaceutical products, screening methods, assays or manufacturing processes to the extent solely directed to scale-up for commercial manufacturing (excluding any improvements of, to or in Know-How or Patent Rights licensed to the Company hereunder or under any of the License Agreements).

“Collaboration Patent Rights” means all Patent Rights that are or may be filed on or that otherwise Cover Know-How that is conceived, reduced to practice or otherwise invented or generated by or on behalf of the Company, its Affiliates or its permitted sublicensees (except to the extent otherwise expressly agreed upon by the JSC or set forth in the applicable notice granting Intent to Access or the AIP Notice) in connection with the Collaboration; provided that Collaboration Patent Rights shall not include any Patent Rights that are or may be filed or that otherwise Cover Know-How with respect to formulations of pharmaceutical products, screening methods, assays or manufacturing processes to the extent solely directed to scale-up for commercial manufacturing (excluding any improvements of, to or in Know-How or Patent Rights licensed to the Company hereunder or pursuant to a License Agreement).

“Commercialization Phase” has the meaning set forth in the form License Agreement attached as Exhibit 7.2.2.

“Commercially Reasonable Efforts” means, with respect to a Party, an activity, and a country or other regulatory jurisdiction, the efforts, budget, head count, expertise, and resources normally used by such Party and its Affiliates (or if such Party or any of its Affiliates is acquired by, or assigns or delegates to, a Person any of its applicable rights or obligations to conduct such activity to the extent expressly permitted hereunder, such Person; provided that, in no event shall such efforts, expertise, and resources be less than those normally used by such Party and its

Affiliates) in connection with such activity in such country or regulatory jurisdiction for a product or compound that is owned by it or its Affiliates or to which it or its Affiliates has rights and that is of similar market potential and at a similar stage in its development or product life as the applicable product or compound related to the applicable activity and the fact that a Party is required to make any payments to the other Party under this Agreement shall not reduce the level of efforts that such Party and its Affiliates shall be required to expend.

“Company Competitor” means any Person that sells vaccines, biologics, molecular entities or medicines for the Field.

“Company Formulation Technology” has the meaning set forth in Section 8.5.

“Company Group” means the Company, each Transferred Entity, each other Subsidiary of the Company and each other Person that either (a) is controlled directly or indirectly by the Company immediately after the Effective Date or (b) becomes controlled by the Company following the Effective Date.

“Company Indemnitees” has the meaning set forth in Section 14.2.

“Company License Triggering Event” has the meaning set forth in Section 20.3.4(b).

“Company Material Indebtedness” means any Indebtedness of the Company or of any Person whose indebtedness the Company has guaranteed or for which the Company is otherwise obligated that is equal to or in excess of One Hundred Million U.S. Dollars ($100,000,000).

“Company Non-Compliance Notice” has the meaning set forth in Section 12.9.5(b)(ii).

“Company Security Procedures” has the meaning set forth in Section 12.9.3(a).

“Company Technology Royalty Rate” has the meaning set forth in Schedule 8.5.

“Compound” means each compound (a) that is in the Pfizer Library and is identified by the Company in connection with the Collaboration, (b) for which data, results, or other information in the Pfizer Database or the Pfizer Restricted Databases was accessed by or provided to the Company pursuant to the terms hereof, (c) that is included in the Pfizer Portfolio, or (d) that is not in the Pfizer Library and is not an Analog of any of the foregoing (a) through (c) but that is researched or developed by or on behalf of the Company, its Affiliates or any of its permitted sublicensees using the Pfizer IP.

“Compound Class” means a chemical class or group comprised of structurally related compounds which are homologs, isomers, analogs, or derivatives of one another, as determined by the JSC.

“Compound Series” means a subset of compounds within a Compound Class that possess similar chemical properties due to the presence of a common functional group, pharmacore or active substructure, as determined by the JSC.

“Confidential Information” has the meaning set forth in Section 12.1.

“Confidentiality Agreement” means the form confidentiality agreement attached as Exhibit 1.1.

“Control” and “Controlled” means (a) with respect to any Intellectual Property, possession by a Party or its Affiliates of the right, whether directly or indirectly, to grant the right to use, or to grant a license or a sublicense under, such Intellectual Property as provided for herein and (b) with respect to any documents, tools or other tangible materials (including Compounds and Analogs), the ability of a Party or its Affiliates to provide the other Party, with or with access to or rights to such documents, tools or other tangible materials as provided for herein, each of the foregoing (a) and (b), without violating the terms of any agreement with a Third Party. For clarity, if a Party or its Affiliates can only grant a license, sublicense, or provide access or rights of limited scope, for a specific purpose or under certain conditions (including as a result of any Encumbrance), “Control” or “Controlled” shall be construed to so limit such license, sublicense, provision of rights or access (as applicable). Notwithstanding anything to the contrary herein, Persons that are not Affiliates of Pfizer as of the Effective Date shall not be Affiliates for purposes of this definition and Intellectual Property, documents, tools, and other tangible materials for which rights are acquired from a Third Party by Pfizer or its Affiliates after the Effective Date shall not be “Controlled” by Pfizer or its Affiliates for purposes of this Agreement.

“Cover”, “Covered” and “Covering” means, with respect to a Patent Right, in the absence of a license to a Valid Claim thereof, the research, development, manufacture, use, sale, offer for sale, or importation of the applicable invention, discovery, process, or product would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

“Curator” means the individual designated by Pfizer to whom (in accordance with the terms hereof):

(a)	the Lead Seekers, Leveragers, Functional Line Senior Scientists, and Candidate Designees shall direct all requests (i) to provide the Company with a copy of information or data from the Pfizer Database, and (ii) for additional data and information (and/or a copy thereof) from the Pfizer Restricted Databases, and

(b)	the Company shall provide the results of any screening performed by the Company as part of the Collaboration in accordance with the terms hereof.

The Curator as of the Effective Date shall be as set forth on Schedule 1.1(a) and Pfizer shall provide the Company with prompt written notice if Pfizer replaces the Curator.

“Defense Action” has the meaning set forth in Section 18.5.1.

“Development Activities” has the meaning set forth in the form License Agreement attached as Exhibit 7.2.2.

“Development Phase” has the meaning set forth in the form License Agreement attached as Exhibit 7.2.2.

“Development Records” has the meaning set forth in Section 10.3.

“Development Status Compound” has the meaning set forth on Schedule 1.1(b).

“Disclosing Party” has the meaning set forth in Section 12.1.

“Dispute” has the meaning set forth in Section 21.4.1.

“Effective Date” has the meaning set forth in the Introduction.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Encumbrance” means any Third Party restrictions or limitations on Pfizer’s or its Affiliates’ ability to grant a license or other rights to the Company pursuant to this Agreement or any License Agreement, including (a) the terms of any licenses granted by or to Pfizer or any of its Affiliates, (b) the terms of any other agreements that relate to the Pfizer IP and/or rights granted to the Company hereunder, and (c) ownership by, or other rights of, a Third Party.

“European Union” means the member countries of the European Union as constituted from time to time.

“Exclusive Patent Rights” has the meaning set forth in Section 18.2.2(a).

“Exhaustion Notice” has the meaning set forth in Section 11.1.1.

“Expert Arbitrator” has the meaning set forth in Section 21.4.2(a).

“Expiration/Termination In Whole Triggering Events” has the meaning set forth in Section 20.3.4(b)(iv).

“Extension Period” has the meaning set forth in Section 20.2.5.

“Fair Market Value” has the meaning set forth on, and shall be determined for each Compound and Analog for which the Reversion Right is being exercised in accordance with, Schedule 1.1(c).

“FCPA” has the meaning set forth in Section 13.3.1.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Field” means the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition solely in non-human animals.

“Filing Notice” has the meaning set forth in Section 8.2.1.

“Filing Phase” has the meaning set forth in the form License Agreement attached as Exhibit 7.2.2.

“First Commercial Sale” has the meaning set forth in the form License Agreement attached as Exhibit 7.2.2.

“FMV Notice” has the meaning set forth in Section 8.4.2.

“FTE” means the equivalent of a full-time individual’s work time for a twelve (12) month period (consisting of eighteen hundred (1800) hours during such twelve (12) month period (excluding vacations and holidays)). For clarity, in the event that an individual works partially on an activity during a twelve (12) month period, the related FTE shall be determined on a pro rata basis according to the total number of hours such individual spent on such activity during such period.

“FTE Rate” means, with respect to a particular task, the price of one (1) FTE per twelve (12) month period. The FTE Rate shall be as set forth on Schedule 1.1(d).

“Functional Line Senior Scientists” has the meaning set forth in Section 4.2.4.

“Global Separation Agreement” has the meaning set forth in the Recitals.

“Government” has the meaning set forth in Section 13.3.2.

“Government Official” has the meaning set forth in Section 13.3.2.

“Governmental Authority” means any nation or government, any state, municipality, or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal, or other instrumentality, whether federal, state, local, regional, domestic, foreign, or multinational, exercising executive, legislative, judicial, regulatory, administrative, or other similar functions of, or pertaining to, government and any executive official thereof.

“Grandfathered AIP Compounds” has the meaning set forth in Section 6.5.

“Grandfathered Intent to Access Compounds” has the meaning set forth in Section 5.2.4.

“Grandfathered Intent to Access Targets” has the meaning set forth in Section 5.2.4.

“Group” has the meaning set forth in the Global Separation Agreement.

“Hit” has the meaning set forth in Section 5.4.2.

“Human Health Company” means any Person that researches, develops, manufactures, markets, distributes, leases and/or sells vaccines, biologics, molecular entities, medicines, diagnostic products, biodevices, genetic tests or services for the diagnosis, prevention, palliation, or treatment of any disease, disorder, syndrome, or condition in humans.

“Incumbent Board” has the meaning set forth in paragraph (d) of the definition of “Change of Control.”

“IND” means (a) an Investigational New Drug Application (as defined by Applicable Law) submitted to the FDA for authorization for clinical investigation of a pharmaceutical product outside the Field or (b) any foreign equivalent thereof that is submitted to applicable Regulatory Authorities in other countries and regulatory jurisdictions in the Territory.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, or other encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of indebtedness of others, (h) all capital lease obligations of such Person and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations.

“Indemnifying Party” has the meaning set forth in Section 14.3.

“Indemnitee” has the meaning set forth in Section 14.3.

“Indemnity Payment” has the meaning set forth in Section 14.3.

“Indications” has the meaning set forth in Section 6.3.2(c).

“Insurance Proceeds” means those monies:

(a)	received by an insured from a Third Party insurance carrier;

(b)	paid by a Third Party insurance carrier on behalf of the insured; or

(c)	received (including by way of setoff) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and excluding, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

“Intellectual Property” means all Patent Rights, Know-How, copyrights and copyrightable subject matter, Trademarks, and software.

“Intent to Access” has the meaning set forth in Section 5.1.

“Intent to Access Other Restrictions” has the meaning set forth in Section 5.2.2(b)(iii).

“Intent to Access Request” has the meaning set forth in Section 5.2.1(a).

“Invoiced Costs” means the costs and expenses set forth on Schedule 1.1(e).

“JSC” has the meaning set forth in Section 2.1.1.

“JSC Members” has the meaning set forth in Section 2.1.1.

“Key Company Leadership” means the Persons set forth on Schedule 1.1(f).

“Know-How” means all information and know-how, including clinical, technical, scientific, and medical information, practices, techniques, methods, processes, inventions, developments, specifications, formulations, structures, trade secrets, analytical and quality control information and procedures, pharmacological, toxicological, and clinical test data and results, stability data, studies and procedures, and regulatory information.

“Knowledge” means the actual knowledge of the Persons set forth on Schedule 1.1(g).

“Lead Seeker” has the meaning set forth in Section 5.3.1.

“Lead Seeking Activities” means the activities set forth on Schedule 1.1(h).

“Lead Seeking Phase” has the meaning set forth in Section 5.1.

“Lead Seeking Project” has the meaning set forth in Section 5.2.2(c).

“Lead Seeking Project Team” has the meaning set forth in Section 5.3.2.

“Lead Seeking Project Team Member” has the meaning set forth in Section 5.3.2.

“Leveragers” has the meaning set forth in Section 4.2.1.

“Liabilities” means any and all indebtedness, claims, debts, Taxes, liabilities, demands, causes of actions, Actions and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Applicable Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“License Agreement” has the meaning set forth in Section 7.2.2.

“License Subject Matter” has the meaning set forth in Section 7.2.2.

“Licensed Product” has the meaning set forth in the applicable License Agreement (if any).

“Lien” has the meaning set forth in the Global Separation Agreement.

“Losses” means any and all damages, losses, deficiencies, Liabilities, Taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from Third Party Claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Maintenance Costs” means the costs and expenses set forth on Schedule 1.1(i).

“Major Market Country” means the United States, France, Germany, Italy, Spain, the United Kingdom, Japan, China, Australia, or Brazil.

“Markush Structure” means a drawing containing defined variables used to describe a structurally related set of compounds, examples of which are set forth on Schedule 1.1(j).

“Materials” has the meaning set forth in Section 18.1.1(b)(i).

“Milestone Payment” means the milestone payment payable pursuant to each License Agreement.

“New York Courts” has the meaning set forth in Section 21.4.3(c).

“Opt-In” has the meaning set forth in Section 7.1.1.

“Opt-In Deadline” has the meaning set forth in Section 7.3.1.

“Opt-In Notice” has the meaning set forth in Section 7.2.1.

“Other Restrictions” has the meaning set forth in Section 6.3.2(f).

“Overpaying Party” has the meaning set forth in Section 9.9.3(b).

“Paragraph IV Certification” means any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), 21 U.S.C. § 355(j)(2)(A)(vii)(IV), or any comparable Applicable Law (or any amendment or successor statute thereto) in any country or regulatory jurisdiction in the Territory.

“Patent Rights” means all national, regional, and international patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, renewals, reissues, re-examinations, additions, extensions (including all supplementary protection certificates), and all foreign equivalents thereof.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Pfizer Database” means, to the extent Controlled by Pfizer, the systems set forth on Schedule 1.1(k) (and any successors thereof) to the extent such systems store the types of data set forth on Schedule 1.1(k). The contents of the Pfizer Database may be changed or updated from time to time by or on behalf of Pfizer or its Affiliates in the ordinary course. For clarity, any data or information to the extent (a) included in the Pfizer Database and (b) assigned or licensed to the Company as of the Effective Date pursuant to the Global Separation Agreement or any Ancillary Agreement other than this Agreement, shall be deemed to not be in the Pfizer Database for the purposes of this Agreement, and shall be subject to the Global Separation Agreement or the applicable other Ancillary Agreements, to the extent addressed in such agreements.

“Pfizer Group” means Pfizer, each other Subsidiary of Pfizer involved in the Transactions and each other Person that either (x) is controlled directly or indirectly by Pfizer immediately after the Effective Date or (y) becomes controlled by Pfizer following the Effective Date; provided, however, that neither the Company nor any other member of the Company Group shall be members of the Pfizer Group.

“Pfizer Indemnitees” has the meaning set forth in Section 14.1.

“Pfizer IP” means the Pfizer Patent Rights and the Pfizer Know-How.

“Pfizer Know-How” means, to the extent Controlled by Pfizer:

(a)	all Know-How that is (i) contained in the portions of the Pfizer Database accessed by the Company or (ii) provided to the Company by or on behalf of Pfizer or its Affiliates in connection with the Collaboration (including any such Know-How provided from the Pfizer Restricted Databases and the Pfizer Portfolio); provided that, with respect to the foregoing (a)(i) and (a)(ii), such Know How shall not include any Know-How with respect to formulations of pharmaceutical products, screening methods, assays or manufacturing processes to the extent solely directed to scale-up for commercial manufacturing (excluding any improvements of, to or in Know-How or Patent Rights licensed to the Company hereunder or pursuant to a License Agreement) (unless otherwise specified by Pfizer in writing); and

(b)	Collaboration Know-How;

provided that with respect to the foregoing (a) and (b), Pfizer Know-How shall not include any Pfizer Patent Rights.

“Pfizer Library” means, to the extent Controlled by Pfizer, Pfizer’s and its Affiliates’ physical and virtual compound library, the contents of which may change from time to time in the ordinary course.

“Pfizer Non-Compliance Notice” has the meaning set forth in Section 12.9.5(a)(i).

“Pfizer Patent Rights” means, to the extent Controlled by Pfizer:

(a)	all Patent Rights that are or may be filed on or otherwise Cover (i) Know-How (A) contained in the portions of the Pfizer Database accessed by the Company or (B) provided to the Company by or on behalf of Pfizer or its Affiliates in connection with the Collaboration (including any Know-How provided from the Pfizer Restricted Databases and the Pfizer Portfolio), or (ii) Collaboration Know-How; provided that, with respect to the foregoing (i), such Patent Rights shall not include any Patent Rights to the extent Covering formulations of pharmaceutical products, screening methods, assays or manufacturing processes to the extent solely directed to scale-up for commercial manufacturing (excluding any improvements of, to or in Know-How or Patent Rights licensed to the Company hereunder or pursuant to a License Agreement) (unless otherwise specified by Pfizer in writing); and

(b)	the Collaboration Patent Rights.

“Pfizer Portfolio” means the compounds and related pharmaceutical products for which Pfizer or its Affiliates has an active or terminated program that has not reached the stage of being a Clinical Development Program that Pfizer decides in good faith at its sole discretion to disclose to the Company’s JSC Members hereunder.

“Pfizer Protected Assets” has the meaning set forth in Section 12.9.3(a).

“Pfizer Restricted Databases” means, to the extent Controlled by Pfizer, the systems set forth on Schedule 1.1(l) (and any successors thereof). The contents of the Pfizer Restricted Databases may be changed or updated from time to time by or on behalf of Pfizer or its Affiliates in the ordinary course. For clarity, any data or information to the extent (a) included in the Pfizer Restricted Databases and (b) assigned or licensed to the Company as of the Effective Date pursuant to the Global Separation Agreement or any Ancillary Agreement other than this Agreement, shall be deemed to not be in the Pfizer Restricted Databases for the purposes of this Agreement, and shall be subject to the Global Separation Agreement or the applicable other Ancillary Agreements, to the extent addressed in such agreements.

“Pfizer Software” means, to the extent necessary for the Company to exercise its rights hereunder, the software that is set forth on Schedule 1.1(m) to the extent Controlled by Pfizer.

“Plan of Reorganization” has the meaning set forth in the Global Separation Agreement.

“Pre-Made Plates” has the meaning set forth in Section 5.4.3.

“Prime Rate” has the meaning set forth in the Global Separation Agreement.

“Prohibited Activities” has the meaning set forth in Section 3.3.2.

“Proposed AIP Compound Series” has the meaning set forth in Section 6.2.1(a).

“Prosecution Activities” has the meaning set forth in Section 18.2.1.

“Prosecution Request” has the meaning set forth in Section 18.2.2(a).

“Receiving Party” has the meaning set forth in Section 12.1.

“Reference Date” has the meaning set forth in paragraph (d) of the definition of “Change of Control.”

“Regulatory Approval” means the approval, registration, license, or authorization of a Regulatory Authority necessary for the manufacture, distribution, use, promotion and sale of a pharmaceutical product for one or more indications in a country or other regulatory jurisdiction in the Field, including approval of New Animal Drug Applications (as defined by Applicable Law) in the United States and Marketing Authorisations in the European Union.

“Regulatory Approval Application” means an application that is submitted to a Regulatory Authority and the approval of which is necessary to obtain Regulatory Approval, including New Animal Drug Applications in the United States and Marketing Authorisations in the European Union.

“Regulatory Authority” means any supranational, federal, national, regional, state, provincial, or local regulatory agency, department, bureau, commission, council, or other government entity, that regulates or otherwise exercises authority with respect to manufacturing, research, development, or commercialization of pharmaceutical products in any country or regulatory jurisdiction, including the FDA and EMA.

“Request” has the meaning set forth in Section 21.4.1(a).

“Residuals” means Pfizer Know-How of a general nature, such as general knowledge, ideas, concepts, know-how, or techniques, that is retained in the unaided memories of the Company’s employees who have had access to, or were provided, such information following the Effective Date. For clarity, an employee’s memory is unaided if the employee has not intentionally memorized the applicable information for the purpose of retaining and subsequently using or disclosing it.

“Restricted Compounds” has the meaning set forth in Section 20.3.4(c).

“Restricted Development Activities” means those activities set forth on Schedule 1.1(n).

“Reversion Expiration Date” has the meaning set forth in Section 8.3.

“Reversion Notice” has the meaning set forth in Section 8.4.1.

“Reversion Right” has the meaning set forth in Section 8.1.

“Rules” has the meaning set forth in Section 21.4.3(a).

“Screener” has the meaning set forth in Section 5.4.1.

“Screening Services Agreement” has the meaning set forth in the Global Separation Agreement.

“Senior Executive Escalation Notice” has the meaning set forth in Section 2.1.7.

“Senior Executives” has the meaning set forth in Section 2.1.7.

“Species” has the meaning set forth in Section 6.3.2(c).

“Specified Person” has the meaning set forth in paragraph (a) of the definition of “Change of Control.”

“Subcommittee” has the meaning set forth in Section 2.1.8.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Surviving Provisions” has the meaning set forth in Section 20.3.11.

“Target” means a biologically active target.

“Taxes” has the meaning set forth in the Global Separation Agreement.

“Term” has the meaning set forth in Section 20.1.

“Territory” means worldwide.

“Third Party” means a Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 14.4.1.

“Third Party Infringement” has the meaning set forth in Section 18.3.1.

“Third Party Payments” has the meaning set forth in Section 9.4.

“Trademarks” means all trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin and all applications and registrations therefor, together with the goodwill symbolized by any of the foregoing.

“Transactions” has the meaning set forth in the Global Separation Agreement.

“Transferred Entities” has the meaning set forth in the Global Separation Agreement.

“Triggering Event” has the meaning set forth in Section 20.3.5.

“Upfront Payment” has the meaning set forth in Section 7.2.3.

“Valid Claim” means (a) a claim of an issued and unexpired Patent Right that has not been permanently revoked or declared unenforceable or invalid by a final and unappealable, or an unappealed within the time allowed for appeal, decision of a Governmental Authority of competent jurisdiction or (b) a good faith claim submitted to a patent office in the applicable country or regulatory jurisdiction in a pending application for a Patent Right that has been pending for no more than seven (7) years from the earliest date from which such pending application claims priority in the applicable country or regulatory jurisdiction and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“VICH” means the International Cooperation on Harmonisation of Technical Requirements for Registration of Veterinary Medicinal Products.

“Wind-Down Costs” means all reasonable out-of-pocket costs and expenses actually incurred by a Party and its Affiliates in connection with early termination of the Collaboration, including relocation, reassignment and severance costs and expenses related to FTEs, and costs and expenses associated with disposing or redeploying assets owned, licensed or leased by such Party or its Affiliates that were used in connection with the Collaboration or otherwise held by a Party or its Affiliates for purposes of the Collaboration. To the extent reasonably practicable, each Party shall seek to mitigate its and its Affiliates’ Wind-Down Costs.

“Withholding Tax Requirement” has the meaning set forth in Section 9.8.2.

2. GOVERNANCE

2.1	Joint Steering Committee.

2.1.1	Formation and Purpose. The Parties hereby establish a joint steering committee (the “JSC”), which shall oversee and facilitate communication regarding the Collaboration. Each Party shall appoint three (3) employees as JSC members (the “JSC Members”), who, collectively, shall have expertise in chemistry, biology, and safety and each JSC Member shall have sufficient seniority within the applicable Party to make decisions within the scope of the JSC’s responsibilities. Each Party shall ensure that its JSC Members are subject to confidentiality obligations and use restrictions no less restrictive than those set forth herein and the Company shall ensure that its JSC Members sign the Confidentiality Agreement prior to performing any JSC functions and Pfizer shall be provided with a copy of each such Confidentiality Agreement entered into in accordance with this Section reasonably promptly following execution thereof. The initial JSC Members shall be as set forth on Schedule 2.1.1. A Party may replace any of its JSC Members at any time upon written notice to the other Party; provided that the Company shall obtain Pfizer’s written consent prior to replacing any of its JSC Members (not to be unreasonably withheld and it shall not be unreasonable to withhold consent if the Company has replaced a JSC Member position more than once during the prior twelve (12) months). A Party’s JSC Members may invite individuals who are not JSC Members to JSC meetings or portion thereof, subject to the other Party’s prior written consent (not to be unreasonably withheld and it shall not be unreasonable to withhold consent to the extent the subject matter of such JSC meeting (i) does not relate to the subject matter for which the proposed individual has expertise and has been invited to the JSC meeting, or (ii) relates to the Pfizer Portfolio or other sensitive (as determined by Pfizer in its sole discretion) Confidential Information of Pfizer or its Affiliates). Prior to attending any JSC meeting, the Party that invited such individual shall ensure that such individual is subject to and complies with confidentiality obligations and use restrictions no less restrictive than those that apply to such Party’s JSC Members.

2.1.2

JSC Meetings. The JSC shall meet at least quarterly (at regularly spaced intervals) or as otherwise agreed by the Parties in writing. Each Party may call ad hoc meetings of the JSC upon at least ten (10) Business Days prior written notice if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting. The JSC may meet in person, by teleconference, or by videoconference; provided that at least one meeting per year shall be in person (unless otherwise agreed by the Parties in writing). In-person JSC meetings shall alternate between locations selected by Pfizer and by the Company.

2.1.3	JSC Minutes. The Parties shall alternate responsibility for preparing reasonably detailed draft minutes of each JSC meeting that reflect (without limitation) material decisions made and discussions had at such meetings, subject to Section 2.1.6. The Party that is responsible for preparing the draft minutes shall circulate such minutes to the other Party’s JSC Members within thirty (30) days of the applicable meeting. Minutes shall be deemed approved by a Party unless one or more of its JSC Members objects to the accuracy thereof within ten (10) Business Days of receipt thereof.

2.1.4	Chairperson. Each Party shall designate one of its JSC Members to serve as a co-chairperson of the JSC (together, the “Co-Chairpersons”). The initial Co-Chairpersons of the JSC shall be as set forth on Schedule 2.1.4. The Co-Chairpersons shall be responsible for convening and presiding over JSC meetings and shall alternate responsibility for preparing and circulating agendas. The Co-Chairpersons shall have no additional powers or rights beyond those held by the other JSC Members.

2.1.5	JSC Responsibilities. The JSC shall be responsible for:

(a)	discussing any Collaboration IP;

(b)	discussing the strategy for obtaining, maintaining, and enforcing the Pfizer IP;

(c)	forming additional Subcommittees in accordance with Section 2.1.8;

(d)	discussing Encumbrances applicable to the Company’s activities under the Collaboration;

(e)	reviewing and discussing the Pfizer Portfolio (subject to Section 2.1.6);

(f)	granting or denying AIP Requests in accordance with Sections 6.3 and 6.4;

(g)	granting or denying any request by the Company regarding its ability to sublicense or otherwise engage an Affiliate or Third Party in connection with the Collaboration, and deciding upon any related rights and/or obligations of such Affiliate or Third Party; and

(h)	performing such other functions set forth herein for the JSC or that the Parties mutually agree upon in writing.

2.1.6	Pfizer Portfolio.

(a)	General. From time to time, and upon the Company’s reasonable written request, Pfizer may (in its sole discretion) disclose certain contents of the Pfizer Portfolio to the Company’s JSC Members.

(b)	Disclosure. Notwithstanding anything to the contrary in this Agreement, the Company’s JSC Members shall not disclose the contents of the Pfizer Portfolio to any Persons, except the Key Company Leadership to the extent (i) disclosure to the Key Company Leadership is necessary for the Company to determine whether to seek Intent to Access and (ii) such disclosure is in the form of a written, high-level summary that has been approved by Pfizer’s JSC Members in writing in advance of such disclosure (subject to Pfizer’s JSC Members’ sole discretion) within ten (10) Business Days of Pfizer’s JSC Members’ receipt of the applicable summary, unless otherwise agreed upon by the Parties in writing. Notwithstanding anything to the contrary, the Pfizer Portfolio is Pfizer’s Confidential Information. To the extent Pfizer’s JSC Members do not approve any summary provided in accordance with this Section, or after the Key Company Leadership completes its review of any such summary that has been approved by Pfizer’s JSC Members, the Company shall promptly destroy such written summary.

(c)	Use. The Company’s JSC Members and, to the extent permitted pursuant to Section 2.1.6(b), the Key Company Leadership shall use the contents of the Pfizer Portfolio solely to determine whether to request Intent to Access (including to request additional information to determine whether to request Intent to Access, which request Pfizer may grant or deny in its sole discretion) for any Compounds included in such request or Analogs thereof (subject to Pfizer’s written approval).

(d)	Minutes. Except as permitted pursuant to Section 2.1.6(b), in no event will any information from, or relating to, the Pfizer Portfolio be recorded by the Company in any manner and for clarity, such information shall not be reflected in any JSC meeting minutes.

2.1.7

Decision-Making. All decisions of the JSC shall be made by unanimous vote, with each Party having one (1) vote and with at least one (1) JSC Member from each Party participating in each vote. Each Party shall cause its JSC Members to negotiate to resolve matters within the JSC’s authority as expeditiously as possible. In the event that the JSC fails to reach unanimous agreement within thirty (30) days of the date that such a matter was first submitted to it in writing, either Party may, by written notice to the other Party (an “Alliance Manager Escalation Notice”), refer such matter to the Alliance Managers. The Alliance Managers shall promptly meet and negotiate to develop and agree upon potential solutions to each matter referred to them in accordance with this Section 2.1.7. The Alliance Managers shall propose such solutions (if any) to the JSC Members within fifteen (15) days of the date of the related Alliance Manager Escalation Notice. The JSC Members shall negotiate regarding any such potential solutions following receipt thereof. In the event that the JSC fails to reach unanimous agreement, or the Alliance Managers fail to propose any agreed upon potential solutions, within thirty (30) days of the related Alliance Manager Escalation Notice, either Party may, by written notice to the other Party (a “Senior Executive Escalation Notice”), refer such matter to those individuals set forth on Schedule 2.1.7 (or an employee currently occupying an equivalent, or more senior, position as such individual or a successor position thereof), as such positions are understood by the Parties as of the Effective Date (the “Senior Executives”) for resolution. The Senior Executives shall promptly meet and negotiate to resolve each matter referred to them in accordance with this Section 2.1.7. If the Senior Executives are unable to resolve a matter referred to them in accordance with this Section 2.1.7 within thirty (30) days of the date of the related Senior Executive Escalation Notice, Pfizer shall have the authority to make the final decision in its sole discretion.

2.1.8	Subcommittees. From time to time, the JSC may establish subcommittees as it deems necessary or advisable (each such subcommittee, a “Subcommittee”). Each Subcommittee shall consist of an equal number of members from each Party and shall meet with such frequency and according to such procedural rules as the JSC determines.

2.2	Alliance Managers. Promptly following the Effective Date, each Party shall appoint an employee to serve as an alliance manager (each, an “Alliance Manager”) of the Collaboration. Each Alliance Manager shall have the qualifications necessary to fulfill its obligations hereunder and shall not be a JSC Member. Each Party shall ensure that its Alliance Manager is subject to confidentiality obligations and use restrictions no less restrictive than those set forth herein, and the Company shall ensure that its Alliance Manager signs the Confidentiality Agreement prior to performing any Alliance Manager functions and Pfizer shall be provided with a copy of each such Confidentiality Agreement entered into in accordance with this Section reasonably promptly following execution thereof. The Alliance Managers shall endeavor to assure clear and responsive communication between the Parties with respect to the Collaboration and shall serve as a single point of contact for any matters arising under this Agreement. Alliance Managers may attend any JSC or Subcommittee meetings or portions thereof and shall work together to resolve any deadlock between the Parties in accordance with the procedures set forth in Sections 2.1.7 and 21.4; provided that the Company Alliance Manager may not attend any portion of a JSC meeting that relates to the Pfizer Portfolio or other sensitive (as determined by Pfizer in its sole discretion) Confidential Information of Pfizer or its Affiliates. Each Party shall be permitted to change its Alliance Manager at any time upon written notice to the other Party; provided that the Company shall be required to obtain Pfizer’s prior written consent (not to be unreasonably withheld and it shall not be unreasonable to withhold consent if the Company has replaced its Alliance Manager more than once during the prior twelve (12) month period).

3. LICENSES

3.1	Pfizer Licenses to the Company.

3.1.1	Lead Seeking Phase. During the Lead Seeking Phase, subject to the terms hereof, Pfizer hereby grants, and shall cause its Affiliates to grant, to the Company a license in, to, and under the Pfizer IP (including the Collaboration IP) Controlled by Pfizer solely to the extent necessary for (a) the Leveragers, the Lead Seekers, the Key Company Leadership, the Functional Line Senior Scientists and the JSC to determine whether to seek Intent to Access and (b) the Lead Seekers, the Lead Seeking Project Teams and the Functional Line Senior Scientists to conduct the Lead Seeking Activities with respect to the Compounds and Analogs for which Intent to Access is granted in the Field throughout the Territory. Such license shall be (x) exclusive (except with respect to Pfizer and its Affiliates) with respect to the Collaboration IP and (y) non-exclusive with respect to all other Pfizer IP.

3.1.2	Candidate Designation Phase. During the Candidate Designation Phase, subject to the terms hereof, Pfizer hereby grants, and shall cause its Affiliates to grant, to the Company a license in, to, and, under the Pfizer IP (including the Collaboration IP) Controlled by Pfizer solely to the extent necessary for the Lead Seekers, the Candidate Designees, the Functional Line Senior Scientists and the Candidate Designation Project Teams to conduct the Candidate Designation Activities with respect to the AIP Compound Series in the Field throughout the Territory. Such license shall be (a) exclusive (except with respect to Pfizer and its Affiliates) as to the Collaboration IP and (b) non-exclusive with respect to all other Pfizer IP.

3.1.3	Software License. During the Lead Seeking Phase and the Candidate Designation Phase, subject to the terms hereof, Pfizer hereby grants, and shall cause its Affiliates to grant, to the Company a non-exclusive license in, to, and under the Pfizer Software solely to the extent necessary to conduct the activities set forth on Schedule 1.1(m) to the extent expressly permitted under this Agreement. Such license shall include rights to use, maintain, modify, enhance and create derivative works of the Pfizer Software. Notwithstanding anything to the contrary, Pfizer and its Affiliates shall not have any obligation to provide the Company with any (a) support with respect to the Pfizer Software or (b) successor software systems.

3.2	Sublicensing and Third Party Contractors.

3.2.1

General. The Company shall not sublicense any rights granted hereunder or otherwise engage a Third Party (including any contractors) or any Affiliates to use the Pfizer IP or Pfizer Software or otherwise exercise its rights or perform its obligations hereunder, except to the extent expressly (a) specified (i) by Pfizer in a written notice granting an Intent to Access Request pursuant to Section 5.2.2 or (ii) in an AIP Notice pursuant to Section 6.3.2 or (b) otherwise agreed upon by the JSC in writing (which the JSC may withhold in its good faith sole discretion). In the event that the Company is permitted to sublicense the licenses granted hereunder, the Company shall not be relieved of any obligations hereunder and shall remain responsible and liable for its permitted sublicensees’ compliance with all of the terms of this Agreement applicable to the Company.

3.2.2	Agreements. The Company shall enter into an agreement with any Person to whom it sublicenses rights granted hereunder or otherwise engages in connection herewith. Except as otherwise expressly agreed upon by the JSC or set forth in the applicable notice granting Intent to Access or AIP Notice, all such agreements shall (a) be in writing if the applicable Person is a Third Party, (b) be subject to, and consistent with, the terms of this Agreement (including all Encumbrances), (c) preclude assignment of such agreement without Pfizer’s prior written consent, (d) terminate upon termination of this Agreement in accordance with the terms hereof, and (e) include Pfizer as an intended third party beneficiary with the right to enforce the terms of such sublicense agreement. For clarity, any permitted sublicensees hereunder may not grant further sublicenses.

3.3	Encumbrances.

3.3.1	General. The Company hereby acknowledges and agrees that the licenses and other rights granted to the Company pursuant to this Agreement include rights to Patent Rights, Know-How and software that may be subject to the Encumbrances and, accordingly, all of the terms of this Agreement shall be subject to such Encumbrances. To the extent that the Company is granted rights to any such Patent Rights, Know-How or software, the Company shall, and shall ensure that its Affiliates and permitted sublicensees, comply with the Encumbrances.

3.3.2	Violations. In the event that either Party learns that the Company’s, its Affiliates’ or its permitted sublicensees’ activities may violate an Encumbrance, Intent to Access Other Restriction, or Other Restriction (“Prohibited Activities”), (a) such Party shall notify the other Party as soon as reasonably practicable, and (b) the Company shall immediately cease, and cause its Affiliates and permitted sublicensees to cease, the Prohibited Activities and destroy all related Pfizer Know-How and Materials in its and their possession in accordance with Pfizer’s instructions to the extent reasonably required by such Encumbrances, Intent to Access Other Restriction, or Other Restriction (unless otherwise expressly agreed upon by the Parties).

3.4	No Implied Licenses. Each Party reserves its and its Affiliates’ rights in, to and under all Intellectual Property that is not expressly licensed hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not and shall not be construed to confer any rights upon either Party or its Affiliates by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ Intellectual Property, except as otherwise expressly set forth herein.

3.5

Pfizer’s Good Faith. Notwithstanding anything to the contrary herein, for purposes of this Agreement, any decision or change that Pfizer makes that is attributable (in part or in whole) to reasons (as determined by Pfizer in its sole discretion) relating to the conduct or performance of Pfizer’s or its Affiliates’ businesses (including (a) any potential or actual bona fide research, development, or commercialization on its or their own or by, with or through a Third Party and (b) Pfizer’s investment in a Compound as compared to the compensation that Pfizer will be paid hereunder and pursuant to the applicable License Agreement) or any contemplated or existing Encumbrances shall be deemed to have been made by Pfizer in good faith. For clarity, the Parties hereby acknowledge and agree that the foregoing are examples of, and shall not be construed to limit, the ways in which Pfizer may show that it has exercised good faith.

4. COLLABORATION, GENERALLY AND THE PFIZER DATABASE

4.1	Collaboration, Generally. The Collaboration involves five (5) possible phases of research, development and commercialization with respect to each Compound and Analog: (a) the Lead Seeking Phase, (b) the Candidate Designation Phase, (c) the Development Phase, (d) the Filing Phase, and (e) the Commercialization Phase, each as further set forth herein and in the License Agreements (if any, as applicable).

4.2	Pfizer Database.

4.2.1	Access to the Pfizer Database. During the Term, no more than twelve (12) employees of the Company at any given time (such employees, the “Leveragers”) shall have the right to access and view (but not download, print, transmit, copy, reproduce or export) the contents of the Pfizer Database solely to identify Targets, Compounds and Analogs for the Company to research, develop and/or commercialize in connection with the Collaboration. The Leveragers shall not use the contents of the Pfizer Database for any other purpose and shall not disclose the contents of the Pfizer Database except as expressly set forth herein. Without limiting any provision herein, and for clarity, in the event that a Leverager learns that his or her access to, or viewing of, any portions of the Pfizer Database may violate an Encumbrance, such Leverager shall (a) immediately notify Pfizer, (b) immediately cease accessing and viewing such portions of the Pfizer Database, and (c) not use for any reason, or disclose to any Person other than Pfizer, such portions of the Pfizer Database. If, at any time, the Company determines that additional Leveragers are necessary to exercise its rights under the Collaboration, the Company shall submit such request to the JSC (which the JSC may grant or deny in its sole discretion).

4.2.2	Leveragers. As of the Effective Date, the Leveragers shall be as set forth on Schedule 4.2.2(a). At all times, the Leveragers shall have the expertise and qualifications set forth on Schedule 4.2.2(b), as such expertise and qualifications are generally understood in the veterinary pharmaceutical industry. The Company shall comply with Section 12.9.6 with respect to all Leveragers.

4.2.3

Disclosure of Information From The Pfizer Database. Prior to obtaining Intent to Access, the Leveragers shall be permitted to discuss the contents of the Pfizer Database with the Lead Seekers and the Company’s JSC Members solely to determine whether to seek Intent to Access for a Target or Compound. In the event that the Company reasonably believes that it is necessary to discuss such information with any other Company employees to determine whether to seek Intent to Access, the Company shall provide Pfizer with a written request therefor (which Pfizer may grant or deny in its sole discretion).

4.2.4	Functional Line Senior Scientists. During the Term, the Company shall have the right to designate up to seven (7) employees to serve as functional line senior scientists in connection with the Collaboration (“Functional Line Senior Scientists”). As of the Effective Date, the Functional Line Senior Scientists shall be as set forth on Schedule 4.2.4(a). At all times, the Functional Line Senior Scientists shall have the expertise and qualifications set forth on Schedule 4.2.4(b), as such expertise and qualifications are generally understood in the veterinary pharmaceutical industry. Each Functional Line Senior Scientist shall be permitted to consult with the Company’s JSC Members, the Lead Seekers and the Candidate Designees with respect to his or her expertise set forth on Schedule 4.2.4(b) to the extent necessary for the Company to conduct the Lead Seeking Activities and the Candidate Designation Activities. The Company shall comply with Section 12.9.6 with respect to all Functional Line Senior Scientists.

4.2.5	Information from the Pfizer Database and the Pfizer Restricted Databases.

(a)	Procedure.

(i)	Pfizer Database. Subject to Section 4.2.5(a)(iii), the Leveragers, Functional Line Senior Scientists, Candidate Designees and Lead Seekers may request that Pfizer provide the Company with a copy of information and data that is in the Pfizer Database. For clarity, such information and data may be provided in an electronic or other form that may be downloaded, printed, copied, modified or reproduced.

(ii)	Pfizer Restricted Databases. Subject to Section 4.2.5(a)(iii), the Leveragers, Functional Line Senior Scientists, Candidate Designees and Lead Seekers may request that Pfizer provide the Company with access to, or a copy of, information and data that is in the Pfizer Restricted Databases. For clarity, such information and data may be provided in an electronic or other form that may be downloaded, printed, copied, modified or reproduced.

(iii)	General Requirements. The Company shall ensure that the Leveragers, Functional Line Senior Scientists, Candidate Designees and Lead Seekers only submit requests in accordance with Section 4.2.5(a)(i) or 4.2.5(a)(ii):

(1)	if, with respect to a request by the Leveragers, Functional Line Senior Scientists and Lead Seekers, Intent to Access

has been granted with respect to the Target and/or Compound that relates to the requested information and data,

(2)	if, with respect to a request by the Candidate Designees and Functional Line Senior Scientists, AIP has been granted with respect to the Target and/or Compound that relates to the requested information and data, and

(3)	to the extent necessary for the Leveragers, Functional Line Senior Scientists, Candidate Designees and Lead Seekers to perform their obligations hereunder.

The Leveragers, Functional Line Senior Scientists, Candidate Designees and Lead Seekers shall submit each such request in writing to the Curator. For clarity, the Curator shall be permitted to discuss each such request with Pfizer’s and its Affiliates’ employees and advisors. If Pfizer grants consent with respect to any request submitted pursuant to Section 4.2.5(a)(i) or 4.2.5(a)(ii) (which Pfizer may withhold in its sole discretion), the Curator shall provide the Company with written notice of such consent, and, if applicable, the requested information or data, as soon as reasonably practicable.

(b)	Number of Permitted Requests. Notwithstanding anything to the contrary herein, if the Company would like to submit requests described in this Section 4.2.5 for more than (i) ten thousand (10,000) Compounds and Analogs thereof identified based on a single high throughput screen or (ii) fifty thousand (50,000) Compounds and Analogs thereof in the aggregate during a twelve (12) month period, the Company shall provide the JSC with written notice thereof and the JSC shall decide (in its sole discretion) whether such additional requests shall be permitted.

(c)	Disclosures by Leveragers. Unless Pfizer grants prior written consent (which Pfizer may withhold in its sole discretion) or to the extent expressly set forth herein, Leveragers shall only disclose information and data that Pfizer has provided to the Company pursuant to this Section 4.2.5 to (i) the Lead Seekers supervising the Lead Seeking Project to which such information and data relates during the applicable Lead Seeking Phase and (ii) the JSC Members.

(d)

Disclosures by the Functional Line Senior Scientists. Unless Pfizer grants prior written consent (which Pfizer may withhold in its sole discretion) or to the extent expressly set forth herein, the Functional Line Senior Scientists shall only disclose information and data that Pfizer has disclosed pursuant to this Section 4.2.5 to (i) the Lead Seekers supervising the Lead Seeking Project to which such information and data relates during the applicable Lead Seeking Phase, (ii) the Candidate Designees supervising the Candidate Designation Project to which such information and data relates during the applicable Candidate Designation Phase and (iii) the JSC Members.

(e)	Disclosures by the Lead Seekers. Unless Pfizer grants prior written consent (which Pfizer may withhold in its sole discretion) or to the extent expressly set forth herein, the Lead Seekers shall disclose information and data that Pfizer has disclosed pursuant to this Section 4.2.5 solely for the purpose of the applicable Lead Seeking Project and solely to (i) the Functional Line Senior Scientists, (ii) the Lead Seeking Project Team Members assigned to such Lead Seeking Project and (iii) the JSC Members.

(f)	Disclosures by the Candidate Designees. Unless Pfizer grants prior written consent (which Pfizer may withhold in its sole discretion) or to the extent expressly set forth herein, the Candidate Designees shall disclose information and data that Pfizer has disclosed pursuant to this Section 4.2.5 solely for the purpose of the applicable Candidate Designation Project and solely to (i) the Functional Line Senior Scientists, (ii) the Candidate Designation Project Team Members assigned to such Candidate Designation Project and (iii) the JSC Members.

(g)	Disclosures to the Key Company Leadership. To the extent necessary to determine whether to seek Intent to Access or AIP, or to exercise the Opt-In, the Leveragers, the Lead Seekers, the Candidate Designees and the Functional Line Senior Scientists shall be permitted to disclose information and data that Pfizer has disclosed pursuant to this Section 4.2.5 to the Key Company Leadership; provided that such disclosure is in the form of a written, high-level summary that has been approved by Pfizer’s JSC Members in writing in advance of such disclosure (subject to Pfizer’s JSC Members’ sole discretion) within ten (10) Business Days of Pfizer’s JSC Members’ receipt of the applicable summary. To the extent Pfizer’s JSC Members do not approve any such written summary, the Company shall promptly destroy such written summary.

(h)	Intellectual Property. For clarity, neither Pfizer’s disclosure nor provision of any information or data to the Company pursuant to this Section 4.2.5 shall transfer to, or create in, the Company any right, title, interest, or claim thereto or to any Intellectual Property to which Pfizer or its Affiliates have any rights, and all information and data that Pfizer discloses or provides to the Company pursuant to this Section 4.2.5 shall be subject to the terms hereof (including Article 12 and Section 20.3).

5. LEAD SEEKING PHASE

5.1	Generally. The Company shall not have any rights hereunder to conduct research or development with respect to any Targets, Compounds or Analogs unless and until Pfizer grants the Company intent to access (“Intent to Access”) as set forth in Section 5.2. If Pfizer grants Intent to Access, the initial phase of the Collaboration (the “Lead Seeking Phase”) shall commence, and the Company shall be permitted to conduct the Lead Seeking Activities, solely with respect to the applicable Target, Compounds or Analogs as and to the extent set forth in this Article 5 (subject to any restrictions, limitations and obligations set forth in this Agreement).

5.2	Intent to Access.

5.2.1	Intent to Access Request.

(a)	General. In order to be granted Intent to Access, the Company shall be required to provide Pfizer with a written request therefor in the form of Exhibit 5.2.1(a) hereto (each such request, an “Intent to Access Request”), which shall include:

(i)	the proposed Target or Compound(s), including any applicable Markush Structures, on which the Company would like to conduct the Lead Seeking Activities,

(ii)	a brief, high-level summary of the Lead Seeking Activities that the Company expects to conduct during the Lead Seeking Phase with respect to the applicable Target, Compound, or Analogs (including whether the Company plans to conduct any high-throughput screening using a Pre-Made Plate),

(iii)	if the Company requires the ability to sublicense any rights granted hereunder or otherwise engage a Third Party or any of its Affiliates to conduct any activities in connection with the Lead Seeking Activities, (A) a list of such Persons, (B) a description of the activities proposed to be conducted by such Persons in connection with the Collaboration, (C) the proposed location where such activities will be performed, and (D) any additional rights or obligations that the Company plans to grant or apply to such Persons, and

(iv)	any other information that the Company would like Pfizer to take into account in determining whether to grant Intent to Access.

(b)

Requests for Additional Information. Following receipt of an Intent to Access Request, if Pfizer concludes that additional information (which information may include an Analog Plan) is required for Pfizer to determine whether to grant Intent to Access, Pfizer shall provide the Company with written notice requesting such information. The Company shall not be required to provide Pfizer with such additional information, but Pfizer shall have the right to take into account the Company’s failure to do so in determining whether to grant the applicable Intent to Access Request and any denial thereof in such circumstances shall be deemed to have been made in good faith.

(c)	Good Faith Intention. Notwithstanding anything to the contrary, the Company shall only request Intent to Access for Targets, Compounds and Analogs for which the Company has an ongoing, good faith intention to conduct bona fide research, development, and commercialization as part of the Collaboration, taking into account any anticipated budgetary and workforce limitations.

5.2.2	Granting Intent to Access.

(a)	Procedure.

(i)	Subject to Section 5.2.2(a)(ii), to the extent reasonably practicable, Pfizer shall provide the Company with written notice granting (in accordance with Section 5.2.2(b)) or denying (in accordance with Section 5.2.3) the Company’s Intent to Access Request within thirty (30) days of the Company providing Pfizer with such Intent to Access Request. Pfizer may grant or deny each such request in good faith at its sole discretion.

(ii)	If Pfizer does not provide the Company with written notice within thirty (30) days as set forth in Section 5.2.2(a)(i), the Parties shall discuss the applicable Intent to Access Request at the first JSC meeting that is scheduled to occur after expiration of such thirty (30) day period. If, following such discussion, Pfizer decides to grant Intent to Access, Pfizer’s JSC Members shall provide the Company with written notice thereof in accordance with Section 5.2.2(b). Notwithstanding anything to the contrary, whether to grant or deny Intent to Access in whole or in part shall be determined by Pfizer in good faith at its sole discretion.

(b)	Scope of Intent to Access. For clarity, in the event that Pfizer decides to grant Intent to Access, the written notice granting Intent to Access shall be in the form attached as Exhibit 5.2.2(b) and shall set forth:

(i)	the Target, Compound(s) and/or Analog(s) on which the Company may conduct the Lead Seeking Activities;

(ii)	whether the Company shall be permitted to sublicense or otherwise engage any Third Parties or Affiliates in connection with the Lead Seeking Activities and any additional rights, obligations or restrictions in connection therewith (to the extent the Company included such a request in the applicable Intent to Access Request), and

(iii)	any other restrictions, limitations or obligations that apply to the Company’s rights during the Lead Seeking Phase (the “Intent to Access Other Restrictions”). In the event that the Intent to Access Other Restrictions include any Compounds or Analogs on which the Company is precluded from conducting the Lead Seeking Activities in connection with the Collaboration, such Compounds and Analogs shall be deemed Restricted Compounds.

(c)	Lead Seeking Activities. Subject to the terms hereof, if Pfizer grants Intent to Access with respect to a Target or any Compounds or Analogs, the Company shall be permitted to conduct the Lead Seeking Activities solely with respect to such Target, Compounds or Analogs (as applicable) as and to the extent (and subject to any restrictions and obligations) set forth in the written notice granting Intent to Access. Such Lead Seeking Activities with respect to such Target, Compounds or Analogs (as applicable) shall be deemed a “Lead Seeking Project.”

5.2.3	Denial of Intent to Access. If Pfizer does not grant Intent to Access (in part or in whole), Pfizer shall provide the Company with written notice thereof setting forth the Targets, Compounds, or Analogs for which Intent to Access was denied (including, for clarity, any applicable Markush Structures) and this Agreement shall terminate with respect to such Targets, Compounds and Analogs (including for clarity, any compounds encompassed by any applicable Markush Structures), as applicable, in accordance with Section 20.2.4(a).

5.2.4	Grandfathered Intent to Access Targets and Compounds. As of the Effective Date, subject to the terms hereof, Intent to Access shall be deemed to be granted solely with respect to those (a) Compounds as and to the extent (and subject to the limitations) set forth on Schedule 5.2.4(a) (the “Grandfathered Intent to Access Compounds”) and (b) the Targets as and to the extent (and subject to the limitations) set forth on Schedule 5.2.4(b) (the “Grandfathered Intent to Access Targets”). If, following the Effective Date, the Company identifies Targets or compounds on which it performed research and/or development in the Field prior to the Effective Date (as evidenced by data in the Company’s possession), and the Company would like such Targets or compounds to be deemed Grandfathered Intent to Access Targets or Grandfathered Intent to Access Compounds (as applicable), the Company shall provide Pfizer with a written request therefor. Pfizer shall discuss and consider any such request in good faith; provided that (x) the Company has not already submitted such a request for the applicable Target or Compound to Pfizer and (y) Pfizer has sole discretion with respect thereto.

5.3	Lead Seekers and Lead Seeking Project Teams.

5.3.1	Lead Seekers. The Company shall designate up to fifteen (15) senior employees of the Company with the expertise and qualifications set forth on Schedule 5.3.1(a) (as such expertise and qualifications are generally understood in the veterinary pharmaceutical field) (each such employee, a “Lead Seeker”) to conduct, supervise and direct one or more Lead Seeking Projects. The Lead Seekers as of the Effective Date shall be as set forth on Schedule 5.3.1(b). The Company shall comply with Section 12.9.6 with respect to all Lead Seekers.

5.3.2	Lead Seeking Project Teams. Each Lead Seeker supervising a Lead Seeking Project shall be permitted to designate a reasonable number of employees of the Company (each such employee, a “Lead Seeking Project Team Member” and collectively, a “Lead Seeking Project Team”) to conduct such Lead Seeking Project under his or her direction and supervision. Only employees that have the expertise and qualifications set forth on Schedule 5.3.2 as such expertise and qualifications are generally understood in the veterinary pharmaceutical industry as of the Effective Date shall be appointed to a Lead Seeking Project Team (unless the JSC otherwise agrees in writing). The Company shall comply with Section 12.9.6 with respect to all Lead Seeking Project Team Members.

5.4	Screening Activities.

5.4.1	Screeners. If the Lead Seeking Activities include screening the Pfizer Library (or portions thereof), the Company shall ensure that the Persons that perform such screening are expressly authorized to conduct such screening under the Screening Services Agreement or otherwise authorized by Pfizer in writing in its sole discretion (each, a “Screener”). The Company shall ensure that each Screener (a) performs such screening in accordance with the Lead Seekers’ instructions and the applicable notice granting Intent to Access and (b) is not provided with the structures of any Compounds identified through such screening.

5.4.2	Results. After screening the Pfizer Library (or portions thereof), the Screeners shall provide the results to the applicable Lead Seeker, and if such Lead Seeker would like information regarding any Compounds identified by such screening with selective and specific binding affinity for the applicable Target (each, a “Hit”) (including the structure thereof), such Lead Seeker shall submit a request to the Curator in accordance with Section 4.2.5. Notwithstanding anything to the contrary, the Curator shall have no obligation to disclose the structure of, or any other information regarding, any Hits if Pfizer determines (in its sole discretion) that doing so may violate an Encumbrance. Neither the Screeners, the Lead Seekers nor any other Collaboration Employee may discuss the screening results (including the identity of the Hits) with the Leveragers unless and until the Curator consents thereto in writing.

5.4.3	Process. The Company shall be solely responsible for preparing any and all screens to conduct screening activities during the Lead Seeking Phase and, subject to the terms hereof, shall be permitted to use the 384-well plates that contain Compounds (the “Pre-Made Plates”), and any custom made plates that contain Compounds, in its possession (in accordance with, and subject to, the terms of any written agreements between the Parties with respect thereto).

5.5	Diligence. During the Lead Seeking Phase, the Company shall exercise Commercially Reasonable Efforts to conduct the Lead Seeking Activities with respect to each Lead Seeking Project.

5.6	Costs and Expenses. The Company shall be solely responsible for conducting the Lead Seeking Activities at its own cost and expense.

5.7	License and Other Rights. For clarity, the Company’s license to the Pfizer IP during the Lead Seeking Phase shall be as set forth in Section 3.1.1, and during the Lead Seeking Phase, the Company shall not be granted any rights hereunder to engage in any activities with respect to research, development, manufacture, or commercialization of any Compounds or Analogs, except the Lead Seeking Activities.

6. AIP AND THE CANDIDATE DESIGNATION PHASE

6.1	Generally. To conduct the Candidate Designation Activities with respect to any Compounds or Analogs in a Compound Class involved in a Lead Seeking Project, the Company shall be required to obtain approval in principle (“AIP”) from the JSC.

6.2	AIP Requests.

6.2.1	General. Requests for AIP must be made on a Compound Class-by-Compound Class basis and the Company may request AIP for one or more Compound Series in a Compound Class by providing Pfizer’s JSC Members with written notice in the form of Exhibit 6.2.1 hereto (each such notice, an “AIP Request”) setting forth:

(a)	one (1) or more proposed Compound Series (including the applicable Markush Structures) for which AIP is being requested (collectively, the “Proposed AIP Compound Series”) and related proposed Compound Class,

(b)	any Intellectual Property of Pfizer, any of its Affiliates or any Third Party of which the Company is aware that relates or may relate to the Company’s proposed research, development, manufacture, or commercialization with respect to any Compounds or Analogs in the Proposed AIP Compound Series,

(c)	if the Company requires the ability to sublicense any rights granted hereunder or otherwise engage a Third Party or any of its Affiliates to exercise any of its rights or perform any of its obligations in connection with the Candidate Designation Activities, (A) a list of such Persons, (B) a description of the activities proposed to be conducted by such Persons in connection with the Collaboration, (C) the proposed location where such activities will be performed, and (D) any additional rights or obligations that the Company plans to grant or apply to such Persons.

(d)	any other information that the Company would like Pfizer to take into account in determining whether to grant AIP.

6.2.2	Species and Indication. Each AIP Request also shall set forth those therapeutic indications and target species for which the Company anticipates researching, developing and commercializing the Proposed AIP Compound Series. For clarity, specifying such indications and target species shall not automatically limit the scope of AIP that is granted with respect to the applicable Proposed AIP Compound Series.

6.2.3	Good Faith Intention. The Company shall only submit an AIP Request if it has an ongoing good faith intention to conduct bona fide research, development, and commercialization as part of the Collaboration in connection with the Proposed AIP Compound Series, taking into account any anticipated budgetary and workforce limitations. If, at any time, the Company concludes that it will not request AIP for any Compound Series that is the subject of a Lead Seeking Project, or no longer intends to conduct bona fide research, development or commercialization as part of the Collaboration, the Company shall inform the JSC in writing and this Agreement will terminate with respect to such Compound Series in accordance with Section 20.2.3(a).

6.2.4	Requests for Additional Information. Following receipt of an AIP Request, if Pfizer concludes that additional information (which information may include an Analog Plan) is required for Pfizer to determine whether to grant AIP, Pfizer shall provide the Company with written notice requesting such information. The Company shall not be required to provide Pfizer with such additional information, but Pfizer (including its JSC Members) shall have the right to take into account the Company’s failure to do so in determining whether to grant the applicable AIP Request and any denial thereof in such circumstances shall be deemed to have been made in good faith.

6.3	Grant of an AIP Request.

6.3.1	Generally. If the JSC decides to grant AIP in whole or in part, the JSC shall provide the Company with written notice thereof in accordance with Section 6.3.2 within thirty (30) days of the Company providing the AIP Request to Pfizer’s JSC Members; provided that if the JSC is not able to agree regarding whether to grant AIP within such thirty (30) day period for any reason, the JSC Members shall discuss such AIP Request at the next JSC meeting scheduled to occur after expiration of such thirty (30) day period. If, following such discussion, the JSC decides to grant AIP, the JSC Members shall notify the Company in writing in accordance with Section 6.3.2. The JSC may grant or deny AIP (in part or in whole) using good faith in its sole discretion. Pfizer’s JSC Members shall have the right to discuss each AIP Request with Pfizer, its Affiliates and its and their employees and advisors in connection with determining whether to grant such AIP Request.

6.3.2	Scope of AIP. For clarity, in the event that the JSC decides to grant AIP, the written notice granting AIP shall be in the form attached as Exhibit 6.3.2 (the “AIP Notice”) and shall set forth:

(a)	each Compound Series (including the applicable Markush Structure) for which AIP is granted, including any Compounds and Analogs excluded therefrom (which shall be deemed Restricted Compounds) (the Compounds and Analogs in such Compound Series, collectively, the “AIP Compound Series”) and the related Compound Class,

(b)	the applicable Target,

(c)	the species (the “Species”) and indications (the “Indications”) in the Field for which AIP is granted (which, for clarity, may be broader than the proposed Species and Indications set forth in the AIP Request),

(d)	any Encumbrances that apply to the Company’s rights with respect to the AIP Compound Series to the extent that Pfizer has Knowledge thereof,

(e)	whether the Company shall be permitted to sublicense or otherwise engage any Third Parties or Affiliates in connection with the Candidate Designation Activities and any additional rights, obligations or restrictions in connection therewith (to the extent the Company included such a request in the applicable AIP Request), and

(f)	any other restrictions, limitations or obligations that apply to the Company’s rights with respect to the AIP Compound Series (the “Other Restrictions”).

(g)	In the AIP Notice, Pfizer shall have the right to designate as Restricted Compounds those compounds encompassed by Markush Structures within the same Compound Class (as reasonably determined by Pfizer) as the AIP Compound Series (as set forth in the applicable AIP Notice) that are identified by Pfizer; provided that such Markush Structures encompass any compounds on which research, development or commercialization has been conducted by or on behalf of Pfizer or its Affiliates (including by, through or with a Third Party).

6.4

Denial of an AIP Request. In the event that the JSC does not grant AIP (in part or in whole), the JSC shall provide the Company with written notice setting forth those Compounds and Analogs for which AIP was denied (including, for clarity, any related Markush Structures) and the related Compound Class. For clarity, Pfizer shall also be permitted to include in any such denial of AIP those compounds encompassed by Markush Structures (a) within such related Compound Class (as reasonably determined by Pfizer) and (b) that encompass any compounds on which research, development or commercialization has been conducted by or on behalf of Pfizer or its Affiliates (including by, with or through a Third Party) (regardless of whether the applicable AIP Request included such compounds). This Agreement shall immediately terminate with respect to the Compounds and Analogs for which AIP was denied (including any compounds encompassed by any such Markush Structure) in accordance with Section 20.2.4(b).

6.5	Grandfathered AIP Compounds. As of the Effective Date, subject to the terms hereof, AIP shall be deemed to be granted solely with respect to those Targets, Compounds and Analogs (as applicable) as and to the extent (and subject to the limitations) set forth on Schedule 6.5 (collectively, the “Grandfathered AIP Compounds”). If, following the Effective Date, the Company identifies additional compounds on which it performed research and/or development in the Field prior to the Effective Date (as evidenced by data in the Company’s possession with respect thereto), and the Company would like such compounds to be deemed Grandfathered AIP Compounds, the Company shall provide Pfizer with a written request therefore. Pfizer shall discuss and consider any such request in good faith; provided that (x) the Company has not already submitted such request to Pfizer and (y) Pfizer has sole discretion with respect thereto.

6.6	Candidate Designation Activities. Subject to the terms hereof, if the JSC grants AIP for any AIP Compound Series, the second phase of the Collaboration (the “Candidate Designation Phase”) shall commence, and the Company shall have the right to conduct the Candidate Designation Activities, solely with respect to such AIP Compound Series as and to the extent (and subject to any restrictions and obligations) set forth in the AIP Notice. The Candidate Designation Activities with respect to an AIP Compound Series shall be deemed a “Candidate Designation Project.”

6.7	Candidate Designees. The Company shall designate up to ten (10) senior employees of the Company with the expertise and qualifications set forth on Schedule 6.7(a) (as such expertise and qualifications are generally understood in the veterinary pharmaceutical field) (each such employee, a “Candidate Designee”) to supervise and direct one or more Candidate Designation Projects. The Candidate Designees as of the Effective Date shall be as set forth on Schedule 6.7(b). The Company shall comply with Section 12.9.6 with respect to all Candidate Designees.

6.8	Candidate Designation Project Teams. Each Candidate Designee supervising Candidate Designation Activities shall be permitted to designate a reasonable number of employees of the Company (each such employee, a “Candidate Designation Project Team Member” and collectively, a “Candidate Designation Project Team”) to conduct such Candidate Designation Activities under his or her direction and supervision. Only employees that have the expertise and qualifications set forth on Schedule 6.8 as such expertise and qualifications are generally understood in the veterinary pharmaceutical industry as of the Effective Date shall be appointed to a Candidate Designation Project Team (unless the JSC otherwise agrees in writing). The Company shall comply with Section 12.9.6 with respect to all Candidate Designation Project Team Members.

6.9	Diligence. During the Candidate Designation Phase, the Company shall exercise Commercially Reasonable Efforts to conduct the Candidate Designation Activities with respect to the AIP Compound Series.

6.10	Costs and Expenses. The Company shall be solely responsible for conducting the Candidate Designation Activities at its own cost and expense.

6.11	License and Other Rights. For clarity, the Company’s license to the Pfizer IP during the Candidate Designation Phase shall be as set forth in Section 3.1.2, and during the Candidate Designation Phase, the Company is not granted any rights hereunder to engage in any activities with respect to research, development, manufacture, or commercialization of any Compounds or any Analogs thereof, except the Candidate Designation Activities.

7. OPT-IN

7.1	Generally.

7.1.1	The Opt-In. Subject to the terms hereof, Pfizer hereby grants the Company an option (the “Opt-In”) to be granted a license in the form attached as Exhibit 7.2.2 with respect to each AIP Compound Series.

7.1.2	Certain Restrictions. Unless and until the Company exercises the Opt-In for an AIP Compound Series, the Company shall not conduct (a) any research or development on such AIP Compound Series in connection with the Collaboration if any Compounds or Analogs in such AIP Compound Series have reached the stage of development at which the Company would designate such Compound or Analog (as applicable) as a Development Status Compound or (b) the Restricted Development Activities with respect to any Compounds or Analogs in such AIP Compound Series in connection with the Collaboration.

7.2	Exercising the Opt-In.

7.2.1	The Opt-In Notice. In the event that the Company would like to exercise the Opt-In, the Company shall provide Pfizer with written notice in the form set forth on Exhibit 7.2.1 hereto (the “Opt-In Notice”) that includes:

(a)	the AIP Notice, and

(b)	any Intellectual Property of Pfizer, any of its Affiliates or any Third Party of which the Company became aware following the grant of AIP that relates or may relate to the Company’s proposed research, development, manufacture, or commercialization of any Compounds or Analogs in the Proposed AIP Compound Series.

7.2.2	The License Agreement. Promptly following Pfizer’s receipt of an Opt-In Notice, Pfizer and the Company shall promptly meet to finalize and execute a license agreement in the form attached as Exhibit 7.2.2 (each such license agreement, a “License Agreement”); provided that, before execution, each License Agreement shall be updated to include:

(a)	the AIP Compound Series, Indications, Species, Encumbrances and Other Restrictions applicable to such AIP Compound Series (each, as set forth in the AIP Notice and with respect to such Encumbrances, any additional Encumbrances about which Pfizer obtains Knowledge),

(b)	any Patent Rights Controlled by Pfizer or its Affiliates that Cover any Compounds or Analogs included in the AIP Compound Series that have been filed as of the effective date of the License Agreement; provided that (i) AIP was granted with respect to the invention claimed in such Patent Rights and (ii) the Company reimburses Pfizer for the costs and expenses incurred by or on behalf of Pfizer and its Affiliates during the Term in connection with the Prosecution Activities for such Pfizer Patent Rights. For clarity, the Company’s failure to reimburse Pfizer with respect to any applicable Patent Rights shall result in such Patent Rights being excluded from the Patent Rights licensed to the Company under the applicable License Agreement,

(c)	the amount of the Milestone Payment and Royalties (which shall be Zero US Dollars (US$0.00) if the Compounds and Analogs in the AIP Compound Series are Grandfathered Intent to Access Compounds or Grandfathered AIP Compounds),

(d)	the effective date of the License Agreement, and

(e)	the Company’s rights to present or publish under the License Agreement without Pfizer’s prior written consent (as determined by Pfizer in its good faith sole discretion).

Notwithstanding anything to the contrary, the terms of this Agreement with respect to the AIP Compound Series to which a License Agreement relates and the Intellectual Property licensed thereunder (the “License Subject Matter”) shall be subject to the terms of such License Agreement, and, in the event of a conflict, at any time, and from time to time, between this Agreement and such License Agreement with respect to such License Subject Matter, the License Agreement shall control. Each License Agreement shall not be effective until execution thereof by both Parties.

7.2.3	Upfront Payment. Upon execution of each License Agreement, the Company shall pay Pfizer a one-time, non-refundable, non-creditable upfront payment of one million five hundred thousand US Dollars (US$1,500,000) (the “Upfront Payment”); provided that the Company shall not be required to pay Pfizer the Upfront Payment for any Grandfathered AIP Compounds or Grandfathered Intent to Access Compounds.

7.2.4	Royalties and Milestone Payments. The royalties and Milestone Payments that are payable under the License Agreement shall be as set forth in the License Agreement. For clarity, the Company shall not be required to pay any royalties or Milestone Payments with respect to the Grandfathered AIP Compounds or Grandfathered Intent to Access Compounds.

7.3	Opt-In Expiration and Consequences.

7.3.1	Timing for Exercising the Opt-In. Subject to the terms hereof, the Company shall have the right to exercise the Opt-In with respect to an AIP Compound Series at any time beginning upon the date that the JSC grants AIP for such AIP Compound Series and ending upon the fifth (5th) anniversary of such date (the “Opt-In Deadline”).

7.3.2	Failure to Exercise the Opt-In. With respect to any Compounds or Analogs in an AIP Compound Series, if the Company does not exercise the applicable Opt-In as of the Opt-In Deadline, this Agreement shall terminate with respect to the AIP Compound Series in accordance with Section 20.2.3(b).

8. REVERSION RIGHT

8.1	The Reversion Right. Subject to this Article 8, at any time beginning upon receipt of AIP for an AIP Compound Series, and from time to time thereafter, Pfizer and its Affiliates shall have the right (the “Reversion Right”) to terminate this Agreement and any related License Agreement with respect to any Compounds and Analogs included in such AIP Compound Series so long as Pfizer exercises good faith in connection therewith. Notwithstanding anything to the contrary herein, Pfizer and its Affiliates shall not have the Reversion Right with respect to the Grandfathered AIP Compounds (except those Grandfathered AIP Compounds set forth on Schedule 8.1).

8.2	Regulatory Filing Notice.

8.2.1	Filing Notices. The Company shall be required to provide Pfizer with written notice no less than ninety (90) days prior to the date that the Company reasonably believes that it will submit its first Regulatory Approval Application in a Major Market Country for each Compound or Analog in an AIP Compound Series, with such notice setting forth such proposed filing date (such notice, a “Filing Notice”). If, at any time, the Company reasonably believes that submission of such a Regulatory Approval Application will be delayed for more than thirty (30) days after the proposed filing date set forth in its most recent Filing Notice, the Company shall provide Pfizer with an additional Filing Notice, specifying the new proposed filing date.

8.2.2	Submission. Upon submission of its first Regulatory Approval Application in a Major Market Country for each Compound or Analog in an AIP Compound Series, the Company shall provide Pfizer with written notice thereof.

8.3	Expiration of the Reversion Right. The Reversion Right with respect to a Compound or Analog in an AIP Compound Series shall expire upon the first submission of the Regulatory Approval Application for such Compound or Analog (as applicable) in a Major Market Country; provided that if the most recent Filing Notice was provided to Pfizer less than thirty (30) days prior to such submission, the Reversion Right shall expire upon the earlier of (a) thirty (30) days after the date of such Filing Notice and (b) thirty (30) days after such submission (the applicable expiration date, the “Reversion Expiration Date”). Notwithstanding the foregoing, in the event that Pfizer is prevented by court order or Applicable Law from exercising the Reversion Right and the Reversion Expiration Date occurs while Pfizer continues to be so prevented, the Reversion Expiration Date shall be tolled until twenty (20) days after such court order or Applicable Law no longer prevents Pfizer from exercising the Reversion Right.

8.4	Exercising the Reversion Right and Compensation to the Company.

8.4.1	Procedure for Exercising the Reversion Right. Pfizer may exercise the Reversion Right with respect to a Compound or Analog in an AIP Compound Series by providing the Company with prior written notice (the “Reversion Notice”) no later than the applicable Reversion Expiration Date; provided that, subject to Sections 8.4.2 and 8.4.3, exercise of the Reversion Right shall not be effective until Pfizer pays the Company the Fair Market Value of the applicable Compound or Analog.

8.4.2	Fair Market Value Determination. The Company shall provide Pfizer with written notice (the “FMV Notice”) within thirty (30) days of Pfizer providing each Reversion Notice, which notice shall set forth the Fair Market Value of the Compound or Analog to which the Reversion Right applies as reasonably determined by the Company (and all supporting documentation thereof). The Parties shall meet in person, by telephone, or by videoconference no later than sixty (60) days after the Company provides Pfizer with the FMV Notice to discuss and negotiate the amount of the Fair Market Value of the applicable Compound or Analog. If the Parties agree in writing on the Fair Market Value for the applicable Compound or Analog, Pfizer shall pay the Company such amount within thirty (30) days of the date on which such amount is agreed. Notwithstanding the foregoing, if the Parties fail to agree in writing on the Fair Market Value for the applicable Compound or Analog for any reason within ninety (90) days of the FMV Notice, either Party may submit such matter for resolution in accordance with Section 21.4.2.

8.4.3	Exceptions to the Compensation Obligation. Pfizer shall not be required to pay any compensation (including the applicable Fair Market Value) to the Company to exercise the Reversion Right of a Compound or Analog in an AIP Compound Series if the Company has not performed any material development activities designed to obtain Regulatory Approval during the twelve (12) month period prior to the date on which Pfizer provides the Company with the applicable Reversion Notice. By way of example, and without expanding the foregoing, the Company shall be deemed to have performed such material development activities during such twelve (12) month period if:

(a)	at least one (1) FTE of the Company has performed the Lead Seeking Activities, Candidate Designation Activities or the Development Activities (as applicable) on the applicable Compound or Analog during such twelve (12) month period or

(b)	the Company has performed any analoguing, in vitro testing or in vivo testing with respect to the applicable Compound or Analog in connection with the Collaboration during such twelve (12) month period.

8.5

License to Company Formulation Technology. If the Company or any of its Affiliates Control any Patent Rights or Know-How with respect to formulations that are necessary to research, develop, make, have made, use, sell, offer for sale, import or export the Compound or Analog for which the Reversion Right is being exercised and such Patent Rights and Know-How have been conceived, reduced to practice or otherwise invented or generated by or on behalf of the Company, its Affiliates or its permitted sublicensees outside the scope of the Collaboration (such Patent Rights or Know-How, the “Company Formulation Technology”), upon Pfizer’s written request in the applicable Reversion Notice, the Company hereby grants, and shall cause its Affiliates to grant, to Pfizer a world-wide, non-exclusive, sublicensable, royalty-bearing, perpetual license to the Company Formulation Technology to research, develop, make, have made, use, sell, offer for sale, import and export such Compound or Analog for which the Reversion Right is being exercised, and any other compounds in the same compound class (as reasonably determined by Pfizer) as such Compound or Analog (as applicable), and any related pharmaceutical products in the Territory outside the Field. Each such request shall set forth the Company Technology Royalty Rate with respect to the applicable Company Formulation Technology as reasonably determined by Pfizer (and all supporting documentation thereof). The Parties shall discuss and negotiate regarding the amount of the applicable Company Technology Royalty Rate in connection with the discussions and negotiations regarding the related Fair Market Value of the Compound or Analog for which the Reversion Right is being exercised. If the Parties agree in writing on the Company Technology Royalty Rate for the applicable Company Formulation Technology, Pfizer shall pay to the Company royalties based on multiplying the aggregate Net Sales (as defined in Exhibit 7.2.2, applied mutatis mutandis) of the pharmaceutical products Covered by any Patents, or that incorporate any Know-How, included in the Company Formulation Technology by the Company Technology Royalty Rate to the extent such Net Sales are invoiced as of or following the date of the Reversion Notice until expiration of the Royalty Term (as defined in Exhibit 7.2.2, applied mutatis mutandis); provided that the Company Technology Royalty Rate with respect to a particular country or regulatory jurisdiction shall be reduced by fifty percent (50%) if the Data Exclusivity Period (as defined in Exhibit 7.2.2, applied mutatis mutandis) with respect to the applicable pharmaceutical product has expired, and there is no Valid Claim Covering such product in such country or regulatory jurisdiction. For clarity, if the First Commercial Sale of the applicable Licensed Product has not occurred as of the date of the Reversion Notice in a particular country or regulatory jurisdiction, such royalties shall not be payable in such country or regulatory jurisdiction until the First Commercial Sale of such Licensed Product occurs in such country or regulatory jurisdiction. Notwithstanding the foregoing, if the Parties fail to agree in writing on the Company Technology Royalty Rate for the applicable Company Formulation Technology for any reason within ninety (90) days of the FMV Notice, either Party may submit such matter for resolution in accordance with Section 21.4.2 and Pfizer shall pay to the Company royalties as described in accordance with the foregoing sentence; provided that such royalties shall be payable (a) upon the later of (i) resolution of the Company Technology Royalty Rate in accordance with Section 21.4.2 and (ii) the First Commercial Sale of each applicable product (b) until expiration of the Royalty Term (as defined in Exhibit 7.2.2, applied mutatis mutandis).

8.6	Good Faith. Notwithstanding anything to the contrary herein, the Company shall not oppose, or object to, Pfizer’s exercise or attempt to exercise its Reversion Right (whether or not in connection with a judicial proceeding), except on the ground that Pfizer did not exercise good faith.

9. PAYMENTS AND TAX

9.1	Annual Access Fee.

9.1.1	Initial Annual Access Fee. During the Term, the Company shall pay on an annual basis the non-refundable annual access fee (the “Annual Access Fee”). The amount of the first Annual Access Fee of One Million One Hundred Sixty-Two Thousand U.S. Dollars ($1,162,000) will be payable within forty-five (45) days of the Effective Date. The amount of each subsequent Annual Access Fee shall be Seven Hundred Ninety-Six Thousand U.S. Dollars ($796,000) and shall be payable on each anniversary of payment of the initial Annual Access Fee, subject to adjustment as provided in Section 9.1.2 below.

9.1.2

Changes to the Annual Access Fee. If Pfizer reasonably believes that the Maintenance Costs for a twelve (12) month period (excluding costs in respect of maintaining the Pfizer Restricted Database) will exceed by five percent (5%) or more, the amount equal to (a) the Annual Access Fee for such twelve (12) month period, minus (b) the actual annual costs and expenses incurred by or on behalf of Pfizer and its Affiliates in connection with maintaining the Pfizer Restricted Database as of the Effective Date, Pfizer shall have the right to provide the JSC with written notice thereof (including the amount and reasonable supporting documentation of the anticipated Maintenance Costs) no later than sixty (60) days prior to the due date of such Annual Access Fee. Promptly after receipt of such notice, the JSC shall meet to discuss and decide whether it reasonably agrees with Pfizer’s determination. If the JSC agrees with Pfizer (including regarding the amount of the anticipated Maintenance Costs), the Annual Access Fee shall be increased to reflect such amount and the Company shall pay such increased Annual Access Fee for the remainder of the Term (unless and until the Annual Access Fee is further adjusted pursuant to this Section). If the JSC does not agree with Pfizer (including with respect to the amount of the anticipated Maintenance Costs), such matter shall be resolved in accordance with Section 2.1.7.

9.2	Invoiced Costs. Pfizer shall invoice the Company for the Invoiced Costs incurred by Pfizer and/or Affiliates on a quarterly basis. The Company shall pay Pfizer the amount set forth in each such invoice within forty-five (45) days of receipt thereof.

9.3	Disclaimer. The Parties hereby acknowledge and agree that payments to Pfizer pursuant to Sections 9.1 and 9.2 are solely intended to reimburse costs incurred by and on behalf of Pfizer and its Affiliates in connection with the Collaboration and shall not be used as a measure of damages if this Agreement is terminated for any reason.

9.4	Third Party Payments. Any and all royalties, sublicense fees, milestones, and other fees payable to Third Parties attributable to or arising from Pfizer’s grant of, or the Company’s exercise of, the licenses and other rights granted hereunder, including pursuant to Section 3.1 (“Third Party Payments”), shall be the Company’s sole responsibility. The Company shall pay the Third Party Payments directly to such Third Parties; provided that, if the applicable Third Party does not permit the Company to pay such Third Party Payments to such Third Party directly (whether pursuant to the applicable license agreement with Pfizer or otherwise), the Parties shall reasonably cooperate in good faith to ensure that such Third Party Payments are paid by the Company to Pfizer in such a manner that ensures Pfizer’s payment thereof in compliance with the obligations to such Third Party. Such cooperation shall include the Company (a) providing Pfizer with reasonably detailed written reports reflecting calculation of the applicable Third Party Payments and any other reports required by the applicable Third Party and (b) paying Pfizer the applicable Third Party Payments by wire transfer of immediately available funds to the bank account designated by Pfizer in writing no less than forty-five (45) days prior to the due date of such payment to the applicable Third Party.

9.5	Other Amounts. The Company shall pay any other amounts due Pfizer under this Agreement within forty-five (45) days of Pfizer’s invoice therefor.

9.6	Payment Method. All payments from the Company to Pfizer shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated in writing from time to time by Pfizer. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

9.7	Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate.

9.8	Taxes.

9.8.1	It is understood and agreed between the Parties that any amounts payable by the Company to Pfizer hereunder are exclusive of any and all applicable sales, use, VAT, GST, excise, property, and other taxes, levies, duties, or fees.

9.8.2	If the Company is required to make a payment to Pfizer subject to a deduction of tax or withholding tax (a “Withholding Tax Requirement”), then the sum payable by the Company (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Pfizer receives a sum equal to the sum which it would have received had no such Withholding Tax Requirement been applicable, and the amount required to be deducted or withheld shall be remitted by the Company in accordance with Applicable Law. Any such withholding taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, the Company.

9.8.3	The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by a Party to the other Party under this Agreement.

9.9	Financial Records, Audits.

9.9.1

General. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of any payments made or required to be made hereunder. Upon written notice to the other Party, each Party shall have the right, at its own expense, using an independent certified public accounting firm (that has been retained on an hourly or flat fee basis and receives no contingency fee or other bounty or bonus fee) selected by such Party and reasonably acceptable to the other Party to audit the other Party’s books and records during normal business hours not more than once during any Calendar Year, solely to verify the accuracy of any payments made or required to be made hereunder in respect of any Calendar Year ending not more than three (3) years prior to the date of such notice (provided that such restriction on the number of permitted audits per Calendar Year shall not apply to the extent that (a) Pfizer has a reasonable, good faith belief that the Company or any of its Affiliates or permitted sublicensees failed to comply with any of their obligations hereunder or (b) a prior audit demonstrates that the Company or any of its Affiliates or permitted sublicensees failed to comply with any of their obligations hereunder). The other Party shall reasonably cooperate with such audit. The independent certified public accounting firm shall prepare a report based on each such audit, a copy of which shall be sent or otherwise provided to the audited Party at the same time that it is sent or otherwise provided to the auditing Party, and such report shall contain the conclusions of such accounting firm and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. The opinion of said independent accounting firm in connection therewith shall be binding on the Parties, other than in the case of manifest error.

9.9.2	Audit Fees and Expenses. The auditing Party shall be responsible for any and all fees and expenses it incurs in connection with an audit conducted in accordance with Section 9.9.1; provided that, in the event that such an audit reveals an underpayment by the Party being audited or an overpayment by the auditing Party of more than five percent (5%) as to the period subject to such audit, the Party being audited shall reimburse the auditing Party for its reasonable and documented out-of-pocket costs and expenses of such audit within thirty (30) days of the auditing Party’s invoice therefor.

9.9.3	Payment of Deficiency/Overpayments.

(a)	If any audit conducted in accordance with Section 9.9.1 establishes that a Party underpaid any amounts due to the other Party under this Agreement, the underpaying Party shall pay the other Party any such deficiency within thirty (30) days of written notice thereof. For the avoidance of doubt, such payment shall be considered a late payment, subject to Section 9.7.

(b)	If any audit conducted in accordance with Section 9.9.1 establishes that a Party (the “Overpaying Party”) has overpaid any amounts due to the other Party under this Agreement, such other Party shall, at the Overpaying Party’s sole discretion, (i) refund the excess payments to the Overpaying Party within thirty (30) days of receipt of written notice thereof or (ii) offset all such excess payments against any outstanding and future amounts owed to the other Party hereunder.

10. REPORTS, RECORDS AND OPERATIONAL AUDIT RIGHTS

10.1	Progress Reports. On a quarterly basis or as the JSC otherwise reasonably requests, the Company shall provide the JSC with a written report summarizing the Lead Seeking Activities and Candidate Designation Activities conducted and results achieved in connection therewith (as applicable) (including, for clarity, any Compounds and Analogs on which such activities were conducted) during the prior Calendar Quarter and any Lead Seeking Activities and Candidate Designation Activities expected to be conducted during the next Calendar Quarter.

10.2

Collaboration Know-How. Within forty-five (45) days of the first day of each Calendar Quarter, the Company shall, at its own expense, provide Pfizer with a copy of the Collaboration Know-How generated during the previous Calendar Quarter. Such Collaboration Know-How shall be provided to Pfizer in the format set forth on Schedule 10.2 or such other format reasonably requested by Pfizer in writing at the Company’s cost and expense, unless such other format materially increases the Company’s costs and expenses, in which case, the Parties shall meet to agree upon an appropriate format in writing. For clarity, Pfizer shall have the right (but not the obligation) to add the Collaboration Know-How to the Pfizer Database, the Pfizer Restricted Databases and any other databases or systems that Pfizer or any of its Affiliates owns, controls or otherwise has access to (subject to Article 12).

10.3	Records. The Company shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by or on behalf of the Company during, and in connection with, the Collaboration (the “Development Records”). The Development Records, including any and all electronic and physical files where such information is contained, shall fully and properly reflect all work done and results achieved in the performance of the Lead Seeking Activities and Candidate Designation Activities (as applicable) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in compliance with all Applicable Laws. Without limiting any other rights or remedies hereunder, during the Term and for three (3) years after final payments have been made under this Agreement, upon Pfizer’s reasonable request to the Company, Pfizer shall have the right to (a) review and copy the Development Records during normal business hours and (b) obtain access to originals, with respect to each of the foregoing (a) and (b), for patent or regulatory purposes or other legal proceedings or inquiries related to the Company’s compliance with the FCPA, its internal compliance policies or any “corporate integrity” or similar agreement with any Governmental Authority to which it is a party.

10.4	Operational Audit Rights. At any time, during normal business hours and upon reasonable prior notice (which shall be no less than ten (10) Business Days), Pfizer may send a reasonable number of qualified representatives of Pfizer, its Affiliates, and/or a Third Party reasonably acceptable to the Company to inspect the Company’s, its Affiliates’ and its permitted sublicensees’ (as applicable) facilities used in connection with the Collaboration and review the records and operations related to the Company’s exercise of its rights and performance of its obligations hereunder to ensure compliance with the terms hereof. Such audits shall occur no more than twice per Calendar Year, except to the extent that (a) Pfizer has a reasonable, good faith belief, or a prior audit demonstrated, that the Company or any of its Affiliates or its permitted sublicensees failed to comply with any of their obligations hereunder or (b) such audit is being conducted in accordance with Section 12.9.5(a)(i). Pfizer shall be responsible for all costs associated with conducting an audit pursuant to this Section, except if such audit demonstrates, or the audit immediately preceding such audit demonstrated, that the Company, its Affiliates or its permitted sublicensees failed to comply with any obligations hereunder (and in such circumstances, the Company shall be responsible for all such costs and expenses). The Company shall, and shall cause its Affiliates and its permitted sublicensees to, reasonably cooperate with any representatives conducting any such audit. Such audits shall be conducted in a manner to minimize interference with the Company’s performance of its businesses in this Section, the Company may require that, to the extent applicable, (x) any representatives conducting an audit pursuant to this Section be accompanied by the Company’s representatives at all times during any such audit, (y) such representatives do not enter areas of any facility not involved in the Collaboration and (z) all such audits are conducted in accordance with the obligations set forth in Article 12.

11. SUPPLY AND OTHER SERVICES

11.1	Supply.

11.1.1	From time to time, the Company may screen the Pre-Made Plates that are in the Company’s possession pursuant to the Screening Services Agreement solely to the extent such screening is expressly permitted hereunder and subject to any restrictions, limitations or obligations set forth herein. Notwithstanding the foregoing, in the event that the Company uses sixty percent (60%) of the volume of the solvent containing the Compounds in the wells on any Pre-Made Plate, the Company shall promptly provide Pfizer with written notice thereof (the “Exhaustion Notice”). Pfizer shall have the right to include the costs for replacing a Pre-Made Plate used by the Company in the Invoiced Costs after providing the Company with an Exhaustion Notice for such Pre-Made Plate (unless this Agreement is expiring or terminating, in which case, Pfizer may provide such an invoice as soon as reasonably practicable following the time of such expiration or termination). For clarity, any decision by Pfizer to not replace any such Compounds in a Pre-Made Plate shall not excuse the Company from reimbursing Pfizer for using such Pre-Made Plates as described in this Section. The Company shall pay Pfizer the costs of each screen that it conducts in connection with the Collaboration as set forth on Schedule 1.1(e) and specified in an invoice as an Invoiced Cost.

11.1.2	From time to time, the Company may submit to the Curator reasonable requests that Pfizer supply the Company with Compounds and Analogs to the extent the Company is permitted to perform Lead Seeking Activities or Candidate Designation Activities on such Compounds or Analogs in accordance with the applicable notice granting Intent to Access or the AIP Notice. The Company may request such Compounds or Analogs as solid (i.e., neat) samples, in solution in REMP tubes, or as part of custom-made plates or Pre-Made Plates to conduct research and development solely to the extent expressly permitted hereunder, and, for clarity, subject to any limitations set forth herein.

11.1.3

Pfizer may (using good faith and in its sole discretion) grant or deny any such request made by the Company pursuant to Section 11.1.2; provided that, in no event, shall Pfizer be required to grant such a request (a) for greater than or equal to fifty-percent (50%) of Pfizer’s and its Affiliates’ readily-available inventory of the applicable Compound or Analog, or (b) that would result in Pfizer’s and its Affiliates’ inventory of the applicable Compound or Analog being less than the quantities Pfizer reasonably believes (as determined by Pfizer in its sole discretion) are necessary for the research and development conducted by or on behalf of Pfizer and its Affiliates (including in connection with any Third Parties) during the six (6) month period after the Company’s request. Notwithstanding the foregoing, in no event will the Company in connection with any such request be treated more favorably than Pfizer’s or its Affiliates’ internal research units (or any successors thereof) would be treated if such research units had made such a request. Should Pfizer grant any Company request made pursuant to Section 11.1.2, the Company shall pay Pfizer the cost of replacing any Compound or Analog as an Invoiced Cost, it being understood that such Invoiced Cost will include only the cost of such Compound or Analog, and the Company shall be solely responsible for payment of any costs in respect of transfer (including shipping costs) of such Compound or Analog from Sigma-Aldridge or any other Third Party used to store such Compound or Analog, plus such pro rata portion of the facility fee from Sigma Aldridge or such Third Party.

11.2	Delivery. Custom-made plates, solid samples, REMP tubes and Pre-Made Plates supplied by Pfizer hereunder shall be delivered in accordance with the procedures established by Pfizer from time to time. For clarity, the Pre-Made Plates shall be in the Company’s possession pursuant to the Screening Services Agreement. Notwithstanding the foregoing, upon termination or expiration of the Screening Services Agreement, the Parties shall meet to discuss supply of the Pre-Made Plates.

11.3	Restrictions. Without limiting any of the other provisions hereof, the Company shall use Compounds and Analogs supplied or provided pursuant to this Article 11 (including as part of Pre-Made Plates or custom-made plates) solely for the purposes expressly specified, and subject to the restrictions, limitations and obligations set forth, in this Agreement and the Company shall not sell, transfer, disclose, or otherwise provide access, to such Compounds and Analogs to any Third Party (except the Company’s permitted sublicensees to the extent expressly permitted in the notice granting Intent to access or the AIP Notice) without Pfizer’s express written consent (which Pfizer may withhold in its sole discretion).

11.4	Intellectual Property. Pfizer’s and its Affiliates’ supply to the Company of the Compounds and Analogs as solid samples, in solution in REMP tubes, as part of custom-made plates and on Pre-Made Plates pursuant to this Article 11 shall not transfer to, or create in, the Company any right, title, interest, or claim to any Intellectual Property to which Pfizer or any of its Affiliates have any rights.

11.5	Consulting and Other Services. At any time during the Term, the Company shall be permitted to submit reasonable requests to Pfizer for Pfizer to perform additional services for the Company in connection with the Collaboration, including consulting services. Following such a request, Pfizer may, in its sole discretion, negotiate with the Company the terms of an appropriate agreement to provide for the applicable additional services. For clarity, neither Party shall be obligated to enter into an agreement with the other Party with respect to or to provide such additional services.

12. CONFIDENTIALITY AND SECURITY

12.1	Definition. “Confidential Information” shall mean all Know-How, business or financial information, research and development activities, product and marketing plans, and customer and supplier information and all other confidential or proprietary information furnished by one Party or any of its Affiliates or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Disclosing Party”) to the other Party, any of its Affiliates or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Receiving Party”) in connection with this Agreement, whether disclosed or provided prior to or after the Effective Date and whether provided orally, visually, electronically, or in writing. Notwithstanding anything to the contrary, Confidential Information included in the Collaboration IP shall be deemed Confidential Information of both Pfizer and the Company (and, for clarity, both Parties shall be a Receiving Party and a Disclosing Party with respect thereto) unless and until this Agreement terminates pursuant to Section 20.2 or expires either in its entirety or with respect to the Compounds and/or Analogs to which such Collaboration IP relates (at which point, such Confidential Information shall be deemed to be Confidential Information of Pfizer only), subject to the terms of any applicable License Agreement. Notwithstanding the foregoing, Confidential Information, with respect to a Disclosing Party, shall not include:

12.1.1	information that is or becomes publicly known through no breach of this Agreement by the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives,

12.1.2	information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any of its Affiliates, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Confidential Information (before or after the Effective Date); provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any of its Affiliates; and

12.1.3	information that becomes available to the Receiving Party or its Affiliates following the Effective Date on a non-confidential basis from a Third Party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party;

provided that, in each of the foregoing Sections 12.1.1 through 12.1.3, such information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Receiving Party’s possession, and no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Receiving Party’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Receiving Party’s possession without the use of or access to Confidential Information.

12.2	Pfizer Obligations. Except as otherwise expressly set forth herein, Pfizer shall not disclose business or financial information or customer or supplier information included in the Company’s Confidential Information that is not Collaboration IP to any Third Parties without the Company’s prior written consent (which may be withheld by the Company in the Company’s good faith, sole discretion) and Pfizer shall use such Confidential Information of the Company solely for the purposes expressly permitted hereunder. Pfizer shall protect all other Confidential Information of the Company against unauthorized uses and disclosures, and disclose to Third Parties, using the same degree of care as Pfizer uses with respect to its own similar information (which in no event shall be less than a reasonable degree of care); provided that, notwithstanding anything to the contrary in this Section 12.2, without the Company’s prior written consent (which may be withheld by the Company in the Company’s good faith, sole discretion), Pfizer shall not disclose any such Collaboration IP included in the Company’s Confidential Information to any Company Competitor for such Company Competitor to use in the Field.

12.3	Company Obligations. Except as otherwise expressly set forth herein, the Company shall not disclose Pfizer’s Confidential Information (including the Collaboration Know-How) to any Third Parties without Pfizer’s prior written consent (which may be withheld by Pfizer in Pfizer’s good faith, sole discretion) and the Company shall use Pfizer’s Confidential Information solely for the purposes expressly permitted hereunder.

12.4	Disclosures to Sublicensees. The Company shall be permitted to disclose Pfizer’s Confidential Information to permitted sublicensees (subject to Section 3.2) to the extent reasonably necessary for the Company to exercise any sublicense rights that it has been granted hereunder; provided that such sublicensees shall be subject to written obligations of confidentiality and restrictions on permitted use at least equivalent in scope to those set forth in this Article 12 and the Company shall be liable for any failure by any such sublicensees to comply with the terms hereof.

12.5	Disclosure to Intellectual Property Offices, Regulatory Authorities. A Receiving Party may disclose Confidential Information of the Disclosing Party to (a) patent authorities to obtain or maintain Patent Rights to the extent such Receiving Party is expressly permitted to obtain or maintain such Patent Rights under this Agreement and (b) Regulatory Authorities to obtain or maintain any approval to conduct clinical trials or Regulatory Approvals with respect to a Compound or Analog or, with respect to Pfizer, pharmaceutical products that relate to such Confidential Information, to the extent expressly permitted hereunder; provided that, with respect to the foregoing (a) and (b), such disclosure may be made only to the extent reasonably necessary to obtain or maintain such Patent Rights or obtain or maintain such approvals or Regulatory Approvals (as applicable) and the Receiving Party shall provide the Disclosing Party with written notice of such disclosure.

12.6	Disclosures Required By Law. In the event that the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any

Confidential Information of the Disclosing Party pursuant to Applicable Law (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality obligations hereof, the Receiving Party shall notify the Disclosing Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Disclosing Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Confidential Information) requested by the Disclosing Party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Confidential Information of the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent required by such Applicable Law (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the Disclosing Party, to the extent legally permissible, upon request with a copy of the Confidential Information so disclosed.

12.7	Terms of this Agreement. The terms of this Agreement are deemed to be Confidential Information of each Party and shall be subject to the confidentiality obligations set forth in this Article 12; provided that each Party shall be permitted to disclose the terms of this Agreement to the extent reasonably necessary in connection with a potential or actual financing or assignment or sale of the business or assets related to this Agreement to the extent permitted hereunder; provided further that such Persons shall be subject to obligations of confidentiality and non-use (whether in writing or by operation of law) with respect thereto and the Receiving Party shall be liable for any failure by any such Persons to comply with the confidentiality provisions hereof.

12.8	Publications. The Company shall not be permitted to present or publish regarding Pfizer IP, any Compounds or Analogs being researched or developed by the Company under the Collaboration or any other Confidential Information, unless Pfizer grants prior written consent (which Pfizer may withhold in its sole discretion). Pfizer shall respond to any such request made by the Company to present or publish within forty-five (45) days of receipt of such request (which, for clarity, shall include the proposed presentation or publication). Pfizer’s and its Affiliates’ right to present or publish regarding any Compounds and Analogs included in an AIP Compound Series during the Term after AIP is granted shall be limited to the following circumstances: (a) if Pfizer, any of its Affiliates, or the Company (to the extent expressly permitted hereunder) have filed any Patent Rights with respect to the Collaboration Know-How disclosed in the applicable presentation or publication or (b) if the Company grants prior written consent. In the event that the Company reasonably believes that Pfizer’s proposed publication or presentation will prevent Pfizer or its Affiliates from obtaining Patent Rights with respect to the applicable Pfizer IP related to the applicable AIP Compound Series, the Company shall promptly notify Pfizer thereof and Pfizer shall reasonably consider whether to delay such presentation or publication (provided that Pfizer may decide such matter in its sole discretion). For clarity, nothing in this Section 12.8 shall be construed to restrict or otherwise limit Pfizer or its Affiliates from filing, prosecuting or maintaining any Patent Rights, or except to the extent expressly set forth herein, from presenting or publishing.

12.9	Security.

12.9.1	Generally. The Company hereby acknowledges and agrees that the Pfizer IP and the Pfizer Software include proprietary and confidential information, including trade secrets, of Pfizer, its Affiliates, and Third Parties, and such information is of substantial value to Pfizer and is only being provided to the Company for its use in the Collaboration to the extent expressly permitted and subject to any limitations hereunder. Accordingly, the Company shall implement procedures and policies (including as specified herein) to ensure compliance with the use, access and disclosure restrictions specified herein and that the confidentiality of such information is maintained.

12.9.2	Safeguarding the Pfizer IP.

(a)	General. The Company shall, and shall ensure that its Affiliates and its permitted sublicensees (as applicable), maintain technical and physical security and administrative and other safeguards to protect against any use, loss or disclosure of any Pfizer IP and Pfizer Software in contravention of the terms hereof.

(b)	Location. When not in use, the Company shall store all paper files, documents, and records containing Pfizer IP, Compounds, Analogs and other Materials in electronically and physically secure locations at the Company’s premises (including password-protected systems for electronic records and locked storage and file cabinets for tangible materials, as applicable), with access controlled and limited to Collaboration Employees (e.g., by key, proximity card, or security number pad) solely to the extent reasonably required for each such employee to perform the tasks and obligations for which he or she is assigned. The Company shall perform all research and development activities in connection with the Collaboration in rooms on the premises of the Company or as set forth in the notice granting Intent to Access or the AIP Notice (as applicable) or as otherwise agreed by the JSC. Pfizer acknowledges that, to the extent reasonably necessary, such research and development activities may be conducted in the same room as research and development activities being conducted by Company employees outside the scope of the Collaboration, except review of the Pfizer Database by the Leveragers (which shall only be conducted in rooms on the Company’s premises in the United States that are not accessible by Persons that are not Collaboration Employees). The Company shall ensure that all Persons that may come into contact with Pfizer’s Confidential Information are informed of, and comply with, the Company’s obligations with respect to Pfizer’s Confidential Information. Notwithstanding anything to the contrary in this Section 12.9.2(b), the Company shall remain responsible and liable for any breach by its employees of this Article 12.

(c)	Marking. The Company shall, and shall ensure that its Affiliates and its permitted sublicensees (as applicable), mark all Know-How and other Confidential Information provided by or on behalf of Pfizer or its Affiliates to the Company, its Affiliates and its permitted sublicensees, and all other Pfizer IP (including all Collaboration IP) as the property of Pfizer and its Affiliates and as being confidential.

(d)	Destruction/Modification of Collaboration Inventions. The Company shall not, and shall ensure that its Affiliates and permitted sublicensees (to the extent permitted hereunder) do not, modify, delete or destroy any Collaboration Know-How or Materials prior to providing such Know-How or Materials to Pfizer in accordance with the terms hereof without Pfizer’s prior written consent, except as expressly permitted hereunder.

12.9.3	System Security.

(a)	Company Security Measures. Prior to the Effective Date, the Parties hereby acknowledge and agree that the Company provided Pfizer with a copy of the access, protection, and data/software security procedures that will be employed by the Company in connection with the Collaboration (the “Company Security Procedures”), which are attached as Schedule 12.9.3(a). The Company shall, and shall ensure that its Affiliates and permitted sublicensees, comply with the Company Security Procedures in connection with the Collaboration and shall provide Pfizer with any material changes thereto (which shall be subject to the prior written consent of Pfizer, which may be withheld in its sole discretion). Notwithstanding anything to the contrary herein, and without limiting this Article 12, in no event will any actions or inactions of the Company, its Affiliates or any of its permitted sublicensees (as applicable) result in the Pfizer Database, the Pfizer Restricted Databases, the Pfizer Software, the Pfizer Library, the Pfizer Portfolio, any Compounds, Analogs, or other Materials or any other Pfizer IP or Confidential Information (collectively, the “Pfizer Protected Assets”) being maintained at a level of security less than the level that the Company maintains with respect to its own sensitive or proprietary systems and data outside the Collaboration.

(b)	Pfizer Security Measures. The Company shall not, and shall ensure that its Affiliates and permitted sublicensees do not, tamper with, compromise, or circumvent any security or audit measures employed by Pfizer and its Affiliates in connection with the Pfizer Protected Assets.

12.9.4	Firewalls.

(a)

General. The Parties hereby acknowledge that, except as expressly prohibited hereunder, the Company shall not be prohibited from researching, developing or commercializing pharmaceutical products in the Field outside of the Collaboration; provided that the Company shall not be permitted to use any Pfizer IP and/or Pfizer Confidential Information or any other rights granted hereunder in connection therewith. Without limiting any other provision herein, the Company shall, and shall ensure that its Affiliates and its permitted sublicensees (as applicable), establish and enforce appropriate firewall procedures between its activities in connection with the Collaboration and outside of the Collaboration to ensure that no Pfizer IP is used in connection with its activities outside of the Collaboration.

(b)	Misuse of Pfizer IP. Without prejudice to any other rights or remedies available to Pfizer under this Agreement or otherwise, (a) in the event that any Pfizer IP and/or Pfizer Confidential Information is used outside of the Collaboration in connection with the research, development or commercialization of any compounds or pharmaceutical products, Pfizer shall have all of the rights hereunder with respect to such compounds and pharmaceutical products and the Company shall have all of the obligations hereunder with respect to such compounds or pharmaceutical products and (b) in the event that Pfizer reasonably believes that the Company, its Affiliates or any of its permitted sublicensees has used any Pfizer IP and/or Pfizer Confidential Information outside of the Collaboration, Pfizer shall provide the Company with written notice thereof and the Company shall be required to establish to Pfizer’s reasonable satisfaction by clear and convincing evidence that such use has not occurred or such use shall be deemed to have occurred.

12.9.5	Security Audits.

(a)	Pfizer Rights.

(i)	For clarity, Pfizer shall have audit rights in accordance with Section 10.4 to ensure compliance with this Article 12. In the event that Pfizer reasonably believes following any such audit that the Company, its Affiliates or its permitted sublicensees has violated this Article 12 or otherwise poses a security concern with respect to the Pfizer Protected Assets, Pfizer shall provide the Company with written notice thereof (a “Pfizer Non-Compliance Notice”) and may deny the Company and its Affiliates and permitted sublicensees (as applicable) access thereto. The Company shall, and shall ensure that its Affiliates and permitted sublicensees, cooperate with Pfizer in investigating any apparent violations of this Article 12 and shall comply with Section 12.9.5(c) in the event that it receives such written notice from Pfizer.

(ii)

Without limiting Section 12.9.5(a)(i), if, at any time, Pfizer determines or reasonably believes that the Company, any of its Affiliates or any of its permitted sublicensees has engaged in activities that may lead to, or that has resulted in, any unauthorized access to or use of any Pfizer Protected Assets, Pfizer may provide the Company with written notice thereof and the Parties shall promptly meet to discuss the relevant activities and preventing and/or addressing such potential or actual unauthorized use or access. Upon providing such written notice, the Company shall comply with Section 12.9.5(c) and Pfizer shall be permitted to immediately restrict the Company’s, its Affiliates’ and its permitted sublicensees’ access to the Pfizer Protected Assets if Pfizer reasonably believes such unauthorized access has or may occur with respect thereto, and Pfizer may continue to restrict such access unless and until Pfizer believes that the Company has instituted appropriate mechanisms to cease and/or prevent such unauthorized use or disclosure.

(b)	Company Obligations.

(i)	The Company shall maintain internal audit capabilities that comply with its internal audit policies and conduct regular audits of its, its Affiliates’ and its permitted sublicensees’ systems and procedures to ensure compliance with this Article 12; provided that, during the first twelve (12) months following the Effective Date, in no event shall fewer than two (2) audits be conducted. Upon Pfizer’s reasonable request, the Company shall provide Pfizer with a summary of such internal audits of the Company, its Affiliates and its permitted sublicensees.

(ii)	The Company shall immediately terminate any individual’s involvement in the Collaboration (including any access to Collaboration IP) if, at any time, the Company determines or reasonably believes (whether pursuant to an audit conducted in accordance with this Section 12.9.5(b) or otherwise) that such individual (a) sought to circumvent, actually circumvented or breached the Company Security Procedures or any other provision of this Article 12 or (b) engaged in activities that may lead to or that resulted in the unauthorized access, use, destruction, alteration, or loss of any Pfizer Protected Assets. If, at any time, the Company determines or suspects that the foregoing has occurred or there has been any other unauthorized access to the Pfizer Protected Assets or other violation of this Article 12, the Company shall immediately notify Pfizer in writing with a description of the relevant incident (a “Company Non-Compliance Notice”), take the actions specified in Section 12.9.5(c), and cooperate with Pfizer in connection therewith.

(c)

Remediation. In the event that the Company receives a Pfizer Non-Compliance Notice or notice in accordance with Section 12.9.5(a)(ii), or the Company provides Pfizer with a Company Non-Compliance Notice, the Company shall (a) immediately investigate and take actions directed at remedying the relevant violation or suspected violation, and (b) submit to the JSC within ten (10) Business Days of the Company’s receipt or delivery (as applicable) of the applicable notice a remediation plan, setting forth in reasonable detail, its plans to remedy such violation or suspected violation and prevent similar violations. The JSC may, in its sole discretion, determine whether any such remediation plan is sufficient to address the relevant violation or suspected violation (as applicable) and prevent similar violations, and require the Company to take any reasonable additional measures if the JSC determines that such plan is insufficient.

(d)	General. Any exercise by Pfizer of its rights under this Section 12.9.5 shall be without prejudice to any other rights or remedies available to Pfizer or its Affiliates under this Agreement or otherwise.

12.9.6

Background Checks. The Company shall ensure that Pfizer and its Affiliates are permitted to conduct, and have Third Parties conduct, background checks of the Leveragers, the Functional Line Senior Scientists, the Lead Seekers, the Lead Seeking Project Team Members, the Candidate Designees and the Candidate Designation Project Team Members from time to time and that each such employee signs the Confidentiality Agreement prior to exercising any rights or performing any obligations in connection with the Collaboration (and the Company shall provide Pfizer with a copy of each such Confidentiality Agreement reasonably promptly following execution thereof). The Company shall provide Pfizer with prompt written notice upon replacing any such employee. Upon Pfizer’s written request, the Company shall provide to Pfizer a complete and accurate list of such employees as of the time of such request, and with respect to the Lead Seeking Project Team Members and Candidate Designation Project Team Members, such list shall be provided by the Company to Pfizer at each quarterly JSC meeting. In the event that Pfizer believes (in good faith) that there are any issues pertaining to character, behavior or reputation that would render any such employee unfit to serve as a Collaboration Employee for any reason, including any adverse findings identified through a background check, Pfizer shall provide the Company with written notice thereof and the Parties shall reasonably discuss Pfizer’s concern. If, following such discussion, Pfizer still believes that such employee is unfit to occupy the applicable Collaboration Employee position, the Company shall remove such employee from such position. Notwithstanding anything to the contrary, in a twelve (12) month period, without Pfizer’s prior written consent (which may be withheld in Pfizer’s sole discretion), the Company shall not be permitted to replace more than (i) four (4) Leveragers, (ii) four (4) Functional Line Senior Scientists, (iii) five (5) Lead Seekers, or (iv) two (2) Candidate Designees. The Leveragers, the Functional Line Senior Scientists, the Lead Seekers, the Lead Seeking Project Team Members, the Candidate Designees and the Candidate Designation Project Team Members shall not be members of the JSC and shall not attend JSC meetings; provided that such employees shall be permitted to attend JSC meetings or portions thereof solely to the extent the subject matter of the applicable JSC meeting (a) relates to the subject matter for which such employee has been invited to the JSC meeting, and (b) does not relate to the Pfizer Portfolio or other sensitive (as determined by Pfizer in its sole discretion) Confidential Information of Pfizer or its Affiliates.

12.10	Change of Control. For clarity, and without limiting any other provision of this Agreement, the Company’s obligations pursuant to this Article 12 shall be deemed to be breached, and such breach shall be deemed material, in the event of a Change of Control of the Company to which Pfizer does not grant prior written consent (which, for clarity, may be withheld by Pfizer in its sole discretion).

13. REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Disclaimer of Representations and Warranties.

13.1.1	EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 13, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, ABSENCE OR SCOPE OF ANY ENCUMBRANCES, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

13.1.2	THE COMPANY ACKNOWLEDGES AND AGREES THAT THE CONTENTS OF THE PFIZER LIBRARY AND THE COMPOUNDS, ANALOGS, AND OTHER MATERIALS ARE EXPERIMENTAL IN NATURE, ARE FOR RESEARCH USE ONLY, MAY HAVE UNKNOWN CHARACTERISTICS, AND ARE NOT TO BE ADMINISTERED IN HUMANS IN ANY MANNER OR FORM. THE COMPANY SHALL USE PRUDENCE AND REASONABLE CARE IN THE USE, HANDLING, STORAGE, TRANSPORTATION, DISPOSITION, AND CONTAINMENT OF SUCH MATERIALS AND ALL OTHER MATERIALS IN CONNECTION WITH THE COLLABORATION. ANY COMPOUNDS, ANALOGS, OTHER MATERIALS, INFORMATION AND DATA PROVIDED BY PFIZER OR ITS AFFILIATES TO THE COMPANY OR GENERATED BY THE COMPANY, ITS AFFILIATES OR ITS PERMITTED SUBLICENSEES ARE MADE AVAILABLE FOR THE COMPANY, ITS AFFILIATES AND ITS PERMITTED SUBLICENSEES IN CONNECTION WITH THE COLLABORATION ON AN “AS IS” BASIS, WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS, REGULATIONS, OR ANY OTHER APPLICABLE LAW, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

13.2	Compliance with Laws. Each Party shall comply, and shall cause its Affiliates and permitted sublicensees to comply, with all Applicable Laws in performing its and their obligations or exercising its and their rights pursuant to this Agreement. Without limiting the foregoing, the Company shall conduct all Lead Seeking Activities and Candidate Designation Activities hereunder in good scientific manner and in compliance with all requirements of cGLP, cGCP, and cGMP (as applicable).

13.3	FCPA.

13.3.1	With respect to the performance of its obligations hereunder and without limiting the generality of Section 13.2, each Party shall comply, and shall cause its Affiliates and permitted sublicensees to comply, with the United States Foreign Corrupt Practices Act of 1977 (as modified or amended and equivalent laws through the world, including the UK Bribery Act 2010) (the “FCPA”). Each Party represents and warrants (on behalf of itself and its Affiliates) to the other that, with respect to the performance of its and their respective obligations under this Agreement, it and they have not, and will not, directly or indirectly, offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence any Government Official, nor offer, pay, request, or accept bribes on behalf of the other Party or any of its Affiliates in order to gain an improper business advantage and will not accept in the future, such a payment or transfer.

13.3.2	Each Party shall ensure that no Government or Government Official is the beneficial owner of five percent (5%) or more of its or its Affiliates’ securities and undertakes to inform the other Party in good faith (i) if the Party becomes aware, through an SEC Schedule 13D filing or otherwise, that a Government or Government Official has become the beneficial owner of five percent (5%) or more of its or its Affiliates’ securities or (ii) if a Government or Government Official comes into a position of authority within its or its Affiliates’ structure that includes influence over decisions with respect to its or its Affiliates’ business or any products, payments or services provided under this Agreement. As used in this Section 13.3, “Government Official” means: (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (c) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (d) an employee or person acting for or on behalf of a public international organization, or (e) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-United States governments (i.e., local, regional, or national and administrative, legislative, or executive).

14. INDEMNIFICATION

14.1	Indemnification by the Company. Except as provided in Section 14.3, the Company shall indemnify, defend and hold harmless each member of the Pfizer Group and each of their Affiliates and each member of the Pfizer Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Pfizer Indemnitees”) from and against any and all Losses of the Pfizer Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien): (a) the Company’s exercise of its rights or performance of its obligations pursuant to the terms hereof (including, for clarity, Section 3.3), (b) any personal injuries, death and/or property damages (including Losses associated with damage, disease or illness to livestock, or resulting from exposure or contact (through physical proximity, consumption or otherwise) to such livestock) resulting from the use of any compound or product researched or developed by or on behalf of the Company, its Affiliates or its permitted sublicensees in connection with this Agreement, (c) the fraud, gross negligence, or willful misconduct or omissions of the Company, its Affiliates or any Third Party performing obligations of, or exercising rights granted to, the Company hereunder, (d) breach by the Company of any provision of this Agreement, or (e) the research, development, manufacture, use, sale, offer for sale, import or export of Compounds, Analogs or related compounds, analogs or pharmaceutical products by or on behalf of the Company, its Affiliates or its sublicensees except to the extent any of the foregoing (a) through (e) was caused by any of the Pfizer Indemnitees’ fraud, gross negligence, or willful misconduct or any Action for which Pfizer has an obligation to indemnify the Company pursuant to Section 14.2.

14.2	Indemnification by Pfizer. Except as provided in Section 14.3, Pfizer shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ respective directors, officers, employees and agents, and each of the permitted heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Losses arising by way of setoff, counterclaim or defense or enforcement of any Lien): (a) the fraud, gross negligence, or willful misconduct of Pfizer or its Affiliates or (b) breach by Pfizer of any provision of this Agreement, except to the extent any of the foregoing (a) and (b) was caused by any of the Company Indemnitees’ fraud, gross negligence, or willful misconduct or any Action for which the Company has an obligation to indemnify Pfizer and its Affiliates pursuant to Section 14.1.

14.3	Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

14.3.1

The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article 14 will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

14.3.2	An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.

14.3.3	Any Indemnity Payment made by the Company shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Pfizer Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed. Any Indemnity Payment made by Pfizer shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

14.4	Procedures for Indemnification of Third Party Claims.

14.4.1	If an Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental Authority) of any claim or of the commencement by any such Third Party of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Sections 14.1 or 14.2, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 14.4 shall not relieve the related Indemnifying Party of its obligations under this Article 14, except to the extent, and only to the extent, that such Indemnifying Party is materially prejudiced by such failure to give notice.

14.4.2	An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim; provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 14.4.1 (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (a) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (b) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

14.4.3	If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 14.4.2, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.

14.4.4	Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in Section 14.4.2 above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

14.4.5	In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (a) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (b) to ascribe any fault on any Indemnitee in connection with such defense.

14.4.6	Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

14.5	Additional Matters.

14.5.1	Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement.

14.5.2	In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

14.5.3	In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

14.6	Remedies Cumulative. The remedies provided in this Article 14 shall be cumulative and, subject to the provisions of Article 12, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

14.7	Survival of Indemnities. The indemnity contained in this Article 14 shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee; and (b) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each Party and their respective Indemnitees under this Article 14 shall survive the termination of any license granted hereunder.

14.8	Intellectual Property. Notwithstanding the foregoing Sections 14.1 through 14.7, in the event and to the extent that any Third Party Claim relates to or may affect or otherwise impair either Party’s or a Third Party’s ownership of or rights in or the validity or enforceability of or rights to use Intellectual Property hereunder, the prosecution and defense of such aspects of such Third Party Claim shall be governed by Article 18 to the extent that such Article addresses such prosecution or defense.

15. LIMITATIONS ON LIABILITY

15.1	Consequential Damages Waiver. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSS OF PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER, PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOSS OF BUSINESS PROFITS TO A PERSON WHO IS NOT THE OTHER PARTY OR AN AFFILIATE OF THE OTHER PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE 14.

15.2	Limitation on Liability. WITHOUT LIMITING SECTION 15.1, IN NO EVENT SHALL PFIZER’S AND ITS AFFILIATES’ LIABILITY IN THE AGGREGATE FOR ALL LOSSES, DAMAGES, LIABILITIES, COSTS, AND EXPENSES IN CONNECTION WITH THIS AGREEMENT EXCEED THE LESSER OF (A) TWO MILLION US DOLLARS (US$2,000,000.00) OR (B) THE AGGREGATE AMOUNT OF PAYMENTS RECEIVED BY PFIZER AND ITS AFFILIATES FROM THE COMPANY AND ITS AFFILIATES UNDER THIS AGREEMENT DURING THE TWENTY-FOUR (24) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM, REGARDLESS OF WHETHER PFIZER OR ITS AFFILIATES HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT, OR TORT (INCLUDING NEGLIGENCE).

16. INSURANCE

16.1	Obligations to Maintain Insurance. The Company shall maintain during the Term and for five (5) years after termination or expiration of this Agreement, commercial general liability insurance from a minimum “A-” AM Best rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage as set forth on Schedule 16.1. The Company has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. Each such insurance policy shall name Pfizer and its Affiliates as additional insured and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. The Company shall be responsible for its own deductibles or retentions. For clarity, the minimum level of insurance set forth herein shall not be construed to create a limit on the Company’s liability hereunder.

16.2	Policy Notification. The Company shall provide Pfizer with original certificates of insurance (which, for clarity, may be provided in electronic form) evidencing the insurance requirements set forth in Section 16.1 (a) prior to execution by both Parties of this Agreement, and (b) on an annual basis. Pfizer shall be provided at least thirty (30) days (ten (10) days in the case of cancellation for non-payment of premium) written notice prior to cancellation, termination, or any material change to restrict the coverage or reduce the limits afforded.

17. REGULATORY AND SAFETY

17.1	Regulatory. The Company shall have the sole right (but not the obligation), at its own cost and expense, to control all regulatory matters with respect to the Collaboration in the Field within the scope of the rights that it is granted hereunder, including the preparation, submission, and maintenance of all regulatory submissions; provided that if Pfizer is researching, developing or commercializing the same compound that the Company is researching or developing under the Collaboration, upon Pfizer’s reasonable request, with respect to such compound (a) Pfizer shall have the right to participate in all meetings with the Regulatory Authorities to the extent permitted by Applicable Law, and (b) the Company shall provide Pfizer with a copy of material communications from, and drafts of any material filings or responses to, any Regulatory Authorities reasonably prior to submission to allow Pfizer an opportunity to review and comment thereon (and such material communications, filings and responses to the Regulatory Authorities shall be subject to Pfizer’s prior written approval, not to be unreasonably withheld). Pfizer shall provide any comments with respect to such communications, filings and responses to the Company as soon as reasonably practicable and the Company shall incorporate all such comments. In the event of a dispute between the Parties regarding such comments, Pfizer shall have final decision-making authority. All regulatory submissions made by or on behalf of the Company, its Affiliates and its permitted sublicensees in connection with the Collaboration (to the extent expressly permitted) shall be made in the name of the Company, and the Company shall, and shall ensure that its Affiliates and permitted sublicensees (as applicable), permit Pfizer, its Affiliates and their sublicensees to cross-reference and otherwise rely upon, and have access to, all such submissions made by or on behalf of the Company, its Affiliates or its permitted sublicensees in connection with the Collaboration in the manner reasonably requested by Pfizer for use outside the Field. Following termination or expiration of this Agreement, upon the reasonable request of Pfizer, the Company shall ensure that all such regulatory submissions are transferred to Pfizer or its designated Affiliate or Third Party upon expiration or termination of this Agreement, except to the extent that (x) Licensed Products for which the Company has exercised the Opt-In are the subject of such regulatory submissions or (y) such transfer is not permitted by the Regulatory Authorities, in which case, rights for Pfizer, its Affiliates and its sublicensees to cross-reference and otherwise rely upon, and have access to such submissions, shall survive such expiration or termination (as applicable). For clarity this section shall be subject to any notice granting Intent to Access and any AIP Notice and Pfizer’s obligations in Section 20.35.

17.2	Safety Notice. During the Term, each Party shall notify the other Party within forty-eight (48) hours, of any information that comes into such Party’s possession, or action by, or notice that it receives (directly or indirectly) from, any Regulatory Authority or Third Party that (a) raises any material concerns regarding the safety or efficacy of any Compounds or Analogs that the Company is researching or developing in accordance with the terms hereof, (b) indicates or suggests a potential investigation or formal inquiry by a Regulatory Authority in connection with any Compounds or Analogs that the Company is researching or developing in accordance with the terms hereof, or (c) is reasonably likely to lead to a recall or market withdrawal of a product.

18. INTELLECTUAL PROPERTY

18.1	Ownership of Pfizer IP.

18.1.1	Pfizer Ownership.

(a)	Pfizer IP. As between the Parties, Pfizer shall own and retain all right, title, and interest in, to, and under all Pfizer IP and Pfizer Software (including the Collaboration IP), including, for clarity, all preclinical, clinical, technical, chemical, safety, scientific and other data and information, know-how and other results generated by or resulting from or in connection with the conduct of the Collaboration hereunder, including relevant laboratory notebook information and descriptions in any other form (whether physical, electronic or otherwise).

(b)	Materials.

(i)	As between the Parties, Pfizer shall own and retain all right, title and interest in, to and under all tangible embodiments of the Pfizer IP (including any and all Analogs and Compounds synthesized by the Company) (the “Materials”) for all purposes without further obligation or payment to the Company.

(ii)	In the event that the Company conceives, reduces to practice, or otherwise develops any Materials hereunder, the Company shall provide Pfizer with written notice thereof within forty-five (45) days of the beginning of each Calendar Quarter. The Company shall promptly provide Pfizer with the quantities of any such Materials that Pfizer reasonably requests (at Pfizer’s sole cost and expense) pursuant to those procedures that are specified by Pfizer from time to time and in compliance with all Applicable Laws. For clarity, Pfizer shall have the right (but not the obligation) to add any Materials to the Pfizer Library and to add information relating thereto to the Pfizer Database, the Pfizer Restricted Database and any other library, database or system to which Pfizer has rights (subject to Article 12).

(c)	Assignment. In the event that the Company or any of its Affiliates or sublicensees has been assigned or otherwise obtains or has ownership of any Intellectual Property or Materials in contravention of Sections 18.1.1(a) or 18.1.1(b), the Company hereby assigns, and shall cause its Affiliates and permitted sublicensees (as applicable) to assign, to Pfizer its entire right, title, and interest in, to, and under such Intellectual Property and Materials (as applicable) and hereby waives, and shall cause its Affiliates and permitted sublicensees to waive, any ownership in the foregoing if such assignment does not take effect immediately for any reason. The Company shall, and shall cause its Affiliates and permitted sublicensees to, execute any and all assignments and other documents necessary to perfect or record Pfizer’s right, title, and interest in, to, and under such Intellectual Property and Materials. The Company further agrees to execute, and cause its Affiliates and permitted sublicensees to execute, all further documents and assignments and do all such further things as may be necessary to perfect Pfizer’s title to such Intellectual Property and Materials or to register Pfizer as the exclusive owner of any applicable registrable rights.

18.2	Patent Prosecution and Maintenance.

18.2.1	General. As between the Parties, subject to Section 18.2.2, Pfizer shall have the sole right and authority (but not the obligation) to prepare, file, prosecute (including conduct any oppositions, interferences, reissue proceedings, reexaminations, and post-grant proceedings), and maintain (such activities, “Prosecution Activities”) the Pfizer Patent Rights in any country or regulatory jurisdiction in the Territory. For purposes of this Agreement, the Prosecution Activities shall include the right to determine whether or not to file an application for Patent Rights on any Pfizer Know-How. Subject to Section 18.2.2, Pfizer shall be solely responsible for the costs and expenses of the Prosecution Activities with respect to the Pfizer IP.

18.2.2	Collaboration Patent Rights and other Exclusive Patent Rights.

(a)	General. Pfizer shall reasonably consider any request (each, a “Prosecution Request”) by the Company that Pfizer or any of its Affiliates files or continues to maintain any (a) Collaboration Patent Rights or (b) other Pfizer Patent Rights that relate to Compounds or Analogs for which AIP has been granted in a specific country or regulatory jurisdiction (the foregoing (a) and (b), collectively, “Exclusive Patent Rights”). For clarity, whether to grant any Prosecution Request shall be determined by Pfizer in good faith at its sole discretion. The Patent Rights set forth on Schedule 18.2.2(a) shall be deemed Exclusive Patent Rights for the countries and jurisdictions set forth on such Schedule as of the Effective Date. In the event that Pfizer agrees to a Prosecution Request and the Company complies with its obligations pursuant to this Section 18.2.2, Pfizer shall (until the earlier of expiration or termination of this Agreement with respect to the applicable Compounds or Analogs, including due to expiration of the applicable Opt-In):

(i)	not abandon such Patent Right in the applicable country or regulatory jurisdiction,

(ii)	not grant any Third Parties any licenses or rights to such Patent Right in the Field if such licenses or rights would be granted to the Company pursuant to the applicable License Agreement if and when the Company exercises the applicable Opt-In, and

(iii)	provide the Company with a copy of any material communications from patent authorities in the applicable countries and jurisdictions and drafts of any material filings or responses to such patent authorities with respect to such Patent Right reasonably prior to submission thereof to allow the Company an opportunity to review and comment thereon. Pfizer shall reasonably consider any such comments made by or on behalf of the Company (subject to Pfizer’s final decision-making authority).

(b)	Costs and Expenses.

(i)	Company Responsibility. Following the receipt of a Prosecution Request, the Company shall be responsible for all reasonable costs and expenses incurred by or on behalf of Pfizer and its Affiliates in connection with the Prosecution Activities associated with the Exclusive Patent Rights that pertain to such Prosecution Request in the applicable country and regulatory jurisdictions.

(ii)	Exceptions. Notwithstanding the foregoing Section 18.2.2(b)(i), in the event that a Clinical Development Program is being conducted by or on behalf of Pfizer or any of its Affiliates with respect to, or Pfizer or any of its Affiliates is commercializing, any compound or product that is Covered by any Exclusive Patent Rights, Pfizer shall provide the Company with written notice thereof and, beginning as of the date of such notice, the Company shall only be responsible for fifty percent (50%) of the costs and expenses incurred in connection with the Prosecution Activities for such Exclusive Patent Rights (and, for clarity, Pfizer shall be responsible for the remaining fifty percent (50%) of such costs).

(c)	Delegation of Prosecution Activities and Assignment to the Company.

(i)

Delegation of Prosecution Activities. Pfizer shall have the right to (in its sole discretion) delegate Pfizer’s rights to conduct the Prosecution Activities with respect to any Collaboration Patent Rights and Exclusive Patent Rights to the Company and the Company shall perform such activities on Pfizer’s behalf

(including by using an in-house counsel or outside counsel reasonably acceptable to Pfizer). Following such delegation to the Company, the Company shall provide Pfizer with a copy of any material communications from any applicable patent authorities and drafts of any material filings or responses to the applicable patent authorities with respect to such Patent Rights reasonably prior to submission to allow Pfizer an opportunity to review and comment thereon. The Company shall incorporate all such comments.

(ii)	Assignment of Patent Rights. Subject to Section 18.2.2(c)(iii), Pfizer shall have the right to (in its sole discretion) assign any Collaboration Patent Rights and Exclusive Patent Rights to the Company (any such assigned Patent Rights, the “Assigned Patent Rights”), in which case the rights and obligations of the Parties under this Agreement with respect to the Assigned Patent Rights (except ownership thereof) shall remain as if such Patent Rights were not Assigned Patent Rights and the Prosecution Activities with respect thereto had been delegated to the Company in accordance with Section 18.2.2(c)(i). In the event of such an assignment, the Company hereby grants, and shall cause its Affiliates to grant, to Pfizer a license to the Assigned Patent Rights, which license shall be exclusive (including as to the Company) with respect to all uses, except such license shall be exclusive (except as to the Company) with respect to the scope of the license that would have been granted to the Company pursuant to Section 3.1.1 or 3.1.2, as applicable, if such Patent Right had not been assigned to the Company.

(iii)	Reversion of Delegation/Assignment. In the event that (A) this Agreement expires or terminates with respect to a Collaboration Patent Right or Exclusive Patent Right or (B) a Clinical Development Program is being conducted by or on behalf of Pfizer or its Affiliates (including by, with or through a Third Party) with respect to, or Pfizer or any of its Affiliates are commercializing (including by, with or through a Third Party), any compound or product that relates to any Collaboration Patent Rights and/or Exclusive Patent Rights for which the related Prosecution Activities have been delegated, or that have been assigned, to the Company in accordance with Section 18.2.2(c)(i) or 18.2.2(c)(ii), upon written request by Pfizer, the Company shall transfer such Prosecution Activities to Pfizer or its designee or assign to Pfizer or its designee all right, title and interest in and to such Patent Rights (and the Company hereby assigns all such right, title and interest to Pfizer or its designee).

(d)	Effects of Failure to Pay, Prosecute and Accept Assignment. In the event that the Company does not pay for the portion of the Prosecution Activities as set forth in Sections 18.2.2(b)(i) and 18.2.2(b)(ii) for specific Collaboration Patent Rights or Exclusive Patent Rights, Pfizer shall be permitted, during the period prior to the Company’s exercise of the Opt-In, to abandon such Patent Rights, and/or grant Third Parties rights to such Patent Rights that would otherwise be granted to the Company pursuant to the applicable License Agreement if the Company exercised the applicable Opt-In.

18.2.3	Cooperation. Upon Pfizer’s request, the Company shall provide Pfizer with reasonable assistance and cooperation with respect to the Prosecution Activities of the Pfizer IP, including providing any necessary powers of attorney, filings, and any other assignment documents or instruments for such prosecution.

18.3	Third Party Infringements.

18.3.1	Notice. The Company shall promptly notify Pfizer in writing upon learning of any actual or threatened infringement, misappropriation, or other violation or challenge to the validity, scope, or enforceability of any Pfizer IP of which it becomes aware, including, for clarity, any Paragraph IV Certifications (“Third Party Infringement”).

18.3.2	Right of Enforcement. As between the Parties, Pfizer shall have the sole right and authority (but not the obligation) to control enforcement of the Pfizer IP against any Third Party Infringement and Pfizer shall be solely responsible for all costs and expenses and may retain all recoveries in connection therewith. The Company shall reasonably cooperate (at its own cost and expense) with Pfizer to the extent related to the Collaboration upon Pfizer’s reasonable request.

18.4	Liability. Neither Party nor, any of its Affiliates, or its or their employees, agents, or representatives, shall be liable to the other Party or any of its Affiliates in respect of any act, omission, default, or neglect of such Party (or with respect to Pfizer, any of its Affiliates), or its (or with respect to Pfizer, its Affiliates’) employees’, agents’, or representatives’ part in connection with obligations pursuant to Sections 18.2 or 18.3 and that has not resulted from its (or with respect to Pfizer, its Affiliates’) or its (or with respect to Pfizer, its Affiliates’) directors’, employees’, officers’, shareholders’, agents’, successors’, and assigns’ bad faith and each Party hereby waives any and all Actions that they may have against the other Party (and with respect to Pfizer, its Affiliates) and its (and with respect to Pfizer, its Affiliates’) employees, agents, or representatives that may arise or result therefrom.

18.5	Defense Actions.

18.5.1	Notice. The Company shall promptly notify Pfizer in writing upon learning of any allegation that Intellectual Property Controlled by a Third Party is infringed, misappropriated, or otherwise violated by either Party’s activities in connection with the Collaboration (each, a “Defense Action”).

18.5.2	Right of Enforcement. As between the Parties, if a Defense Action is brought against a Party or, with respect to Pfizer, any of its Affiliates, such Party shall control such Defense Action against the applicable Third Party at its own cost and expense. The Party that controls a Defense Action in accordance with this Section 18.5.2 shall keep the other Party reasonably informed of the status of such Defense Action and the other Party shall reasonably cooperate in connection therewith. The Party that controls a Defense Action may not settle, or stipulate to any facts, or make any admission with respect to, a Defense Action without the other Party’s prior written consent; provided that, if Pfizer is controlling the Defense Action, Pfizer shall not be required to obtain the Company’s consent to the extent that the settlement does not give rise to liability of the Company.

18.6	License Agreement and Encumbrances. Notwithstanding anything to the contrary, the Parties’ rights and obligations set forth in this Article 18 shall be subject to (a) the terms of any agreements or contracts that relate to the Encumbrances and (b) License Agreements (if any).

18.7	CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 103(c)(3). In the event that the Company or any of its Affiliates intends to overcome a rejection of a claimed invention within the Pfizer Patent Rights pursuant to the provisions of 35 U.S.C. § 103(c)(2), the Company shall first obtain Pfizer’s prior written consent.

18.8	Company Collaboration IP License. The Company, on behalf of itself and its Affiliates, hereby grants to Pfizer and its Affiliates a world-wide, royalty-free, fully paid-up, sublicensable, perpetual, non-exclusive license under any and all Patent Rights and Know-How that are Controlled by the Company or any of its Affiliates and conceived, reduced to practice or otherwise invented or generated by or on behalf of the Company, its Affiliates or its permitted sublicensees in connection with the Collaboration (but that are not Collaboration IP) to research, develop, make, have made, use, sell, offer for sale, import and export compounds and pharmaceutical products in the Territory, outside the Field.

19. TRADEMARKS

19.1	Trademarks. Subject to the terms hereof, the Company shall not use the Trademarks of Pfizer or Pfizer’s Affiliates in any product, packaging, advertising, marketing, or other form of promotional disclosure without prior written consent of Pfizer or unless otherwise expressly permitted under the Global Separation Agreement or any other Ancillary Agreement. Pfizer hereby acknowledges that it does not receive any right or license hereunder to any of the Trademarks of the Company, except as expressly set forth herein.

20. TERM AND TERMINATION

20.1

Term. Unless earlier terminated in accordance with the terms hereof, this Agreement shall expire on the seventh (7th) anniversary of the Effective Date (the “Term”), unless the Parties agree in writing to extend the Term (which agreement may be withheld by each Party in its sole discretion).

20.2	Termination Rights.

20.2.1	Termination for Material Breach.

(a)	General. Either Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety in the event that the other Party is in material breach of this Agreement and fails to cure such material breach within sixty (60) days of duly given notice thereof (including because such breach is incapable of being cured); provided that, (i) if such breach is capable of being cured, but cannot be cured within such sixty (60) day period, and the breaching Party initiates actions to cure such breach within such sixty (60) day period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach and (ii) the breaching Party shall have ten (10) days (rather than sixty (60) days) to cure breaches of payment obligations hereunder (and, for clarity, the foregoing (i) shall not apply).

(b)	Certain Material Breaches. In the event that (i) the Company is in material breach of any security measures, confidentiality or use restrictions with respect to the Pfizer Protected Assets (including as specified in Article 12) and (ii) such breach is the result of bad faith, gross negligence or willful misconduct, such breach shall be deemed a material breach that is not capable of being cured and Pfizer shall have the right to terminate this Agreement and all executed License Agreements upon ten (10) days written notice, except to the extent any such License Agreements grant rights to Compounds that are being commercialized in the Field by the Company pursuant to terms of such License Agreement as of the date of such notice.

20.2.2	Immediate Termination Based on Certain Events.

(a)

Certain Termination Events Relating to the Company. Except to the extent expressly waived or consented to in writing by Pfizer (in its sole discretion), this Agreement shall terminate immediately and without any requirement for notice to the Company upon the event of: (i) the failure to pay when due and payable any principal, interest, or any other amount in excess of One Million U.S. Dollars ($1,000,000) in respect of any Company Material Indebtedness; (ii) any event of default with respect to any Company Material Indebtedness; (iii) any other event or condition that results in any

Company Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Company Material Indebtedness or any trustee or agent on its or their behalf to cause any Company Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; (iv) the Company being authorized (whether by its board of directors or such other Person having authority to direct the Company) to commence or institute any bankruptcy, receivership, insolvency, reorganization or other similar proceedings under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code (as may be amended, the “Bankruptcy Code”) or under any similar laws or statutes of the United States or any state thereof or of any jurisdiction (whether or not in the United States) having authority or jurisdiction over the assets of the Company or in which the Company may operate or have assets; (v) the commencement or institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against the Company under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the Bankruptcy Code or under any similar laws or statutes of the United States or any state thereof or of any jurisdiction (whether or not in the United States) having authority or jurisdiction over the assets of the Company or in which the Company may operate or have assets; (vi) the institution of any reorganization, restructuring, arrangement, or other readjustment of debt plan of the Company not involving the Bankruptcy Code; (vii) the appointment of a receiver, trustee, or similar party for all or substantially all of the Company’s assets related to this Agreement or that are provided to the Company pursuant to the terms hereof; or (viii) any corporate action taken by the board of directors of the Company or such other Person having authority to direct the Company in furtherance of any of the foregoing (i) through (vii).

(b)

Certain Termination Events Relating to Pfizer. The Company shall have the right to terminate this Agreement immediately upon written notice to Pfizer in the event of: (i) the commencement or institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against Pfizer under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the Bankruptcy Code or under any similar laws or statutes of the United States or any state thereof or of any jurisdiction (whether or not in the United States) having authority or jurisdiction over the assets of Pfizer or in which Pfizer may operate or have assets, where in the case of involuntary proceedings such proceedings have not been dismissed within sixty (60) days after they are instituted; (ii) the institution of any reorganization, restructuring, arrangement, or other readjustment of debt plan of Pfizer not involving the Bankruptcy Code; (iii) the appointment of a receiver, trustee, or similar party for all or substantially all of Pfizer’s assets that relate to this Agreement; or (iv) any corporate action taken by the board of directors of Pfizer or such other Person having authority to direct Pfizer in furtherance of any of the foregoing (i) through (iii); in each case of the foregoing (i) through (iv) if materially adversely affecting Pfizer’s ability to perform hereunder.

(c)	Company Change of Control and Attempted Assignments. Except to the extent expressly consented to in writing by Pfizer (in its sole discretion), this Agreement shall terminate automatically upon the occurrence of (i) a Change of Control of the Company or (ii) an attempted assignment or assumption of this Agreement by the Company in contravention of this Agreement (including Section 21.2).

20.2.3	Company Termination Rights.

(a)	Termination Without Cause by the Company. Upon sixty (60) days written notice to Pfizer, the Company may terminate this Agreement on a Compound-by-Compound and Analog-by-Analog basis or in its entirety without cause.

(b)	Termination for Failure to Exercise the Opt-In. In the event that the Company does not exercise the Opt-In as of the Opt-In Deadline for an AIP Compound Series as set forth in Section 7.3.2, this Agreement shall terminate with respect to such AIP Compound Series (including, for clarity, those compounds encompassed by the applicable Markush Structure).

20.2.4	Pfizer/JSC-Related Termination Rights.

(a)	Termination Based on Failure to Grant Intent to Access. If Pfizer does not grant Intent to Access (in part or in whole) as set forth in Section 5.2.3, this Agreement shall terminate with respect to those Targets, Compounds, and Analogs for which Intent to Access was denied (including, for clarity, those Compounds and Analogs encompassed by the applicable Markush Structure). For clarity, this Agreement shall not terminate under this Section 20.2.4(a) with respect to those Targets, Compounds and Analogs for which Intent to Access has been granted.

(b)	Termination Based on Denial of AIP Request. If the JSC does not grant AIP (in part or in whole) as set forth in Section 6.4, this Agreement shall terminate with respect to those Compounds and Analogs for which AIP was denied (including, for clarity, those compounds encompassed by the Markush Structures that are identified by the JSC or Pfizer in such denial of AIP). For clarity, this Agreement shall not terminate under this Section 20.2.4(b) with respect to those Compounds and Analogs for which AIP was granted (including, for clarity, those Compounds and Analogs encompassed by the applicable Markush Structures identified in the applicable AIP Notice).

(c)	Termination Based on Exercise of the Reversion Right. Pfizer may terminate this Agreement with respect to any Compounds and Analogs included in a given AIP Compound Series in accordance with Section 8.1.

(d)	Termination by Pfizer for Certain Company Relationships. In the event that the Company or any of its Affiliates acquires (whether by merger, liquidation, consolidation, reorganization, combination, transfer or otherwise) (i) ten percent (10%) or more of the outstanding equity interests or voting power of any Human Health Company or (ii) any assets (including equity securities of any subsidiary), revenues, net income or earnings of any Human Health Company (other than assets, revenues, net income or earnings for which the Company’s and its Affiliates’ rights are limited to the Field), then the Company shall provide Pfizer with written notice thereof within five (5) Business Days of the consummation of such acquisition and thereafter Pfizer shall have the right to terminate this Agreement as of a date that is at least ninety (90) days following delivery of such written notice to Pfizer by providing the Company written notice thereof. Failure by the Company to provide any notice required by this Section 20.2.4(d) shall be deemed a material breach of this Agreement by the Company.

20.2.5	Termination Based on Pfizer’s Acquisition of an Animal Health Company. In the event that (a) an Animal Health Company acquires (i) all or substantially all of the businesses or assets of Pfizer and its Subsidiaries or a (ii) majority of the outstanding voting securities of Pfizer, (b) Pfizer or any of its Subsidiaries merges with or acquires all, or substantially all, of the assets or business of a Person that is an Animal Health Company or (c) Pfizer becomes a controlled Affiliate of a Person that is an Animal Health Company, then, Pfizer shall provide the Company with written notice thereof as soon as reasonably practicable following the consummation of such transaction and the Company and/or Pfizer shall have the right to terminate this Agreement within fifteen (15) days of such written notice. With respect to any AIP Compound Series designated as of the effective date of termination pursuant to this Section 20.2.5 and for which the Opt-In Deadline has not occurred, the Company shall have the right to exercise the Opt-In until the earlier of (x) the Opt-In Deadline and (y) sixty (60) days following the effective date of the termination pursuant to this Section 20.2.5 (the “Extension Period”); provided that during the Extension Period, the Company shall not perform any research or development activities and shall not have access to the Pfizer Database or the Pfizer Library, except as otherwise required in order to comply with any requirements imposed by a Regulatory Authority with respect to any such AIP Compound Class in connection with the Collaboration.

20.3	Effects of Expiration and Termination.

20.3.1	Termination of Licenses.

(a)	Expiration or Termination in Whole. Subject to this Section 20.3, upon any expiration or termination of this Agreement in whole, all licenses and other rights granted by Pfizer and its Affiliates to the Company, and sublicenses granted by the Company, pursuant to this Agreement shall terminate.

(b)	Termination in Part. Subject to this Section 20.3, upon any termination of this Agreement in part, all licenses and other rights granted by Pfizer and its Affiliates to the Company, and sublicenses granted by the Company, pursuant to this Agreement with respect to such termination shall terminate.

20.3.2	Transfer of Collaboration Know-How. Within forty-five (45) days of any expiration or termination of this Agreement in part or in whole, the Company shall provide Pfizer with a copy of the Collaboration Know-How that relates to such expiration or termination that has not been provided to Pfizer as of such date. Such Collaboration Know-How shall be provided to Pfizer in the format set forth on Schedule 10.2 or such other format reasonably requested by Pfizer in writing. For clarity, Pfizer shall have the right (but not the obligation) to add the Collaboration Know-How to the Pfizer Database, the Pfizer Restricted Databases and all other databases or systems that Pfizer or any of its Affiliates owns, controls or has access to (subject to Article 12).

20.3.3	Return or Destruction of Confidential Information and Materials. Subject to Sections 20.3.4 and 20.3.6, upon expiration or termination of this Agreement (in part or in whole), the Company shall within fifteen (15) Business Days of any request by Pfizer, (a) return to Pfizer, or (b) at Pfizer’s election, destroy in a manner that ensures that it is unrecoverable (and certify in writing to Pfizer such destruction), (x) all Compounds, Analogs and other Materials that relate to the expiration or termination (which, for clarity, in the case of a termination or expiration of this entire Agreement, shall be all Compounds, Analogs and other Materials) in its possession as of the date of such expiration or termination and (y) all Pfizer IP that is in the Company’s possession (including downloaded, or otherwise stored, on the Company’s computer systems) as of the date of termination. Pfizer and its Affiliates shall be entitled to conduct, and have a Third Party that is reasonably acceptable to the Company conduct, an audit of the Company in order to ascertain compliance with this provision and the Company agrees to allow reasonable access to Pfizer, its Affiliates and any such Third Parties for such purpose. Notwithstanding anything to the contrary in this Section 20.3.3, the Company shall not destroy any Collaboration Know-How prior to providing such Know-How to Pfizer (unless Pfizer expressly states otherwise in writing).

20.3.4	Company License to Collaboration IP.

(a)	Company License.

(i)	Subject to Sections 20.3.4(a)(ii) and 20.3.4(a)(iii), in the event of a Company License Triggering Event, the Company shall be granted a non-exclusive research license in, to and under the Collaboration IP and Residuals for which the licenses, other rights and sublicenses are terminating solely for the Field in the Territory; provided that such license shall not include any rights to conduct research (including any analoguing of) or development on, or to make, use, sell, offer to sell, import or export, the Restricted Compounds. For clarity, and notwithstanding the foregoing, the Company shall be permitted to conduct research using the Collaboration IP and Residuals with respect to any compounds if such compounds are not Restricted Compounds; provided that such compounds have not been created, designed or synthesized by conducting research with respect to (including performing any analoguing of) the Restricted Compounds.

(ii)	Notwithstanding the foregoing Section 20.3.4(a)(i), subject to any Pfizer Patent Rights and the restrictions set forth in 20.3.4(a)(iv), if the structure of a Restricted Compound and its activity with respect to the Target is or becomes publicly known through no breach of any obligation to Pfizer, its Affiliates, or any licensee or other Third Party to which Pfizer has granted rights or that has granted rights to Pfizer, the license described in Section 20.3.4(a)(i) shall include a non-exclusive research license in, to and under the applicable Residuals solely to conduct internal research with respect to such Restricted Compound. For clarity, the Company shall not be permitted to collaborate with any Third Parties with respect to the foregoing license.

(iii)	Notwithstanding the foregoing Section 20.3.4(a)(i), subject to any Pfizer Patent Rights and the restrictions of 20.3.4(a)(iv), if the structure of a Restricted Compound and its activity with respect to the Target and any related Collaboration IP and Residuals become publicly known through no breach of any obligation to Pfizer, its Affiliates or any licensee or other Third Party to which Pfizer has granted rights or that has granted rights to Pfizer, the Company shall be permitted to conduct research using such public Collaboration IP and Residuals with respect to such Restricted Compound (but not any other Restricted Compounds).

(iv)

The Company shall not have any rights to file or otherwise prosecute applications for Patent Rights Covering, or present or publish regarding, (A) the Collaboration IP or Residuals licensed to the Company pursuant to this Section 20.3.4(a), or (B) prior to the date that the structure of a Restricted Compound and its activity with respect to the Target has been made publicly known by Pfizer, the results of any research under the foregoing Section 20.3.4(a)(i) or (ii), in each case, without Pfizer’s prior written consent (which may be withheld in Pfizer’s sole discretion).

(b)	Company License Triggering Events. For purposes of this Section 20.3.4, “Company License Triggering Events” means:

(i)	expiration of this Agreement,

(ii)	termination of this Agreement by the Company in accordance with Section 20.2.1 (Termination For Material Breach),

(iii)	termination of this Agreement in accordance with Section 20.2.2(b) (Certain Termination Events Relating to Pfizer),

(iv)	termination of this Agreement in accordance with Section 20.2.5 (Termination Based on Pfizer’s Acquisition of an Animal Health Company), (the foregoing (i) through (iv), “Expiration/Termination In Whole Triggering Events”)

(v)	termination of this Agreement in accordance with Section 20.2.3(b) (Termination for Failure to Exercise the Opt-In),

(vi)	termination of this Agreement in accordance with Section 20.2.4(b) (Termination Based on Denial of AIP Request), and

(vii)	termination of this Agreement in accordance with Section 20.2.4(c) (Termination Based on Exercise of the Reversion Right).

(c)	Restricted Compounds. For purposes of this Section 20.3.4, “Restricted Compounds” has the respective meaning set forth in this Section 20.3.4(c):

(i)	Expiration/Termination In Whole Triggering Events. If the Company License Triggering Event is an Expiration/Termination In Whole Triggering Event, the Restricted Compounds shall be:

(A)	the Compounds and Analogs in the Lead Seeking Phase as of the Expiration/Termination In Whole Triggering Event and on which the Company has conducted any Lead Seeking Activities (including as set forth in the progress reports provided by the Company to the JSC in accordance with Section 10.1) (for clarity, a Leverager’s accessing of information from the Pfizer Database to determine whether to seek Intent to Access does not constitute Lead Seeking Activities hereunder);

(B)	in the event that, as of such Expiration/Termination In Whole Triggering Event, any research, development or commercialization has been conducted by or on behalf of Pfizer or any of its Affiliates (including by, with or through a Third Party) regarding any compounds in the same compound class (as determined by Pfizer in its good faith sole discretion) as the Compounds or Analogs specified in Section 20.3.4(c)(i)(A), Pfizer shall have the right to include in the Restricted Compounds all compounds encompassed by Markush Structures that are identified by Pfizer; provided that such Markush Structures are in the same compound class as any such compounds on which research, development or commercialization has been conducted by or on behalf of Pfizer or its Affiliates (including by, with or through a Third Party) (Pfizer shall designate such compounds in a writing that it provides to the Company no later than thirty (30) days following such Company License Triggering Event);

(C)	with respect to the Compounds and Analogs that are in the Candidate Designation Phase as of the applicable Expiration/Termination In Whole Triggering Event, the related AIP Compound Series (including any Compounds and Analogs encompassed by the Markush Structures identified in the applicable AIP Notice); and

(D)	Restricted Compounds that have been designated in the related notices granting Intent to Access and AIP Notices.

(ii)	Failure to Exercise the Opt-In Triggering Event. If the Company License Triggering Event is a termination in accordance with Section 20.2.3(b) (Termination for Failure to Exercise the Opt-In), the Restricted Compounds shall be:

(A)	the related AIP Compound Series; and

(B)	any Restricted Compounds designated by Pfizer in the applicable notice granting Intent to Access or AIP Notice that relates to such AIP Compound Series.

(iii)	Denial of AIP Request Triggering Event. If the Company License Triggering Event is a termination in accordance with Section 20.2.4(b) (Termination Based on Denial of AIP Request), the Restricted Compounds shall be:

(A)	the Compounds and Analogs for which the AIP Request was denied (including, for clarity, those compounds encompassed by the applicable Markush Structures that are identified by the JSC or Pfizer in such denial of AIP);

(B)	Restricted Compounds that have been designated by Pfizer in the notice granting Intent to Access that relates to such Intent to Access Request; and

(C)	in the event that, as of such Company License Triggering Event, any research, development or commercialization has been conducted by or on behalf of Pfizer or any of its Affiliates (including by, with or through a Third Party) regarding any compounds in the same Compound Class (as designated by the JSC in accordance with Section 6.4) as the Compounds or Analogs specified in Section 20.3.4(c)(iii)(A), Pfizer shall have the right to include in the Restricted Compounds all compounds encompassed by Markush Structures that are identified by Pfizer; provided that such Markush Structures are in the same Compound Class as any such compounds on which research, development or commercialization has been conducted by or on behalf of Pfizer or its Affiliates (including by, with or through a Third Party. Pfizer shall designate such compounds in a writing that it provides to the Company no later than thirty (30) days following such Company License Triggering Event. For clarity, in the event of such a termination in accordance with Section 20.2.4(b) (Termination Based on Denial of AIP Request), any Compounds and Analogs on which the Company may conduct the Lead Seeking Activities as specified in the Intent to Access Request but that are not Compounds or Analogs for which AIP was proposed and denied shall not be Restricted Compounds; provided however that, for clarity, the Company shall not be permitted to use the Pfizer IP to conduct research, development or commercialization with respect thereto outside the scope of the Collaboration.

(iv)	Exercise of the Reversion Right Triggering Event. If the Company License Triggering Event is a termination in accordance with Section 20.2.4(c) (Termination Based on Exercise of the Reversion Right), the Restricted Compounds shall be:

(A)	the Compound(s) or Analog(s) on which the Reversion Right is exercised,

(B)	any Restricted Compounds designated by Pfizer in the applicable notice granting Intent to Access or AIP Notice that relates to such AIP Compound Series, and

(C)	in the event that, as of such Company License Triggering Event, any research, development or commercialization has been conducted by or on behalf of Pfizer or any of its Affiliates (including by, with or through a Third Party) regarding any compounds in the same Compound Class (as designated by the JSC in accordance with Section 6.4) as the Compounds or Analogs specified in Section 20.3.4(c)(i), Pfizer shall have the right to include in the Restricted Compounds all compounds encompassed by Markush Structures that are identified by Pfizer; provided that such Markush Structures are in the same Compound Class as any such compounds on which research, development or commercialization has been conducted by or on behalf of Pfizer or its Affiliates (including by, with or through a Third Party). Pfizer shall designate such compounds in a writing that it provides to the Company no later than thirty (30) days following such Company License Triggering Event.

(d)	Breach. In the event that the Company materially breaches a license granted by Pfizer pursuant to Section 20.3.4(a)(i), the Company hereby assigns, and shall cause its Affiliates and all applicable Third Parties to assign, to Pfizer its entire right, title, and interest in, to, and under all Intellectual Property generated in connection with such breach. The Company shall, and shall cause its Affiliates and all applicable Third Parties to, execute any and all assignments and other documents necessary to perfect or record Pfizer’s right, title, and interest in, to, and under such Intellectual Property. The Company further agrees to execute, and cause its Affiliates and all applicable Third Parties to execute, all further documents and assignments and do all such further things as may be necessary to perfect Pfizer’s title to such Intellectual Property or to register Pfizer as the exclusive owner of any applicable registrable rights.

(e)	Improvements. Subject to this Section 20.3.4, any Collaboration Improvements generated by or on behalf of the Company in connection with the licenses granted pursuant to this Section 20.3.4 shall be owned by the Company, and the Company hereby grants to Pfizer a non-exclusive, royalty-free, worldwide license to use such Collaboration Improvements for any purpose outside of the Field.

20.3.5

Restriction on Pfizer. If this Agreement terminates in accordance with Sections 20.2.4(b) (Termination Based on Denial of AIP Request), 20.2.4(c) (Termination Based on Exercise of Reversion Right), or 20.2.5 (Termination Based on Pfizer’s

Acquisition of an Animal Health Company) (each, a “Triggering Event”), for the three (3) year period following the date of the applicable Triggering Event, Pfizer shall not use the Collaboration IP, or any regulatory submission that it is assigned, or to which it is granted rights of reference, following expiration or termination of this Agreement in accordance with Section 17.1, to research, develop, or commercialize the following compounds in the Field:

(a)	If the termination is pursuant to Section 20.2.4(b) (Denial of an AIP Request), the Compounds and Analogs on which the Company conducted the Lead Seeking Activities for which AIP was denied, including all such compounds to the extent encompassed by the Markush Structure included in the applicable (i) notice granting Intent to Access and/or (ii) AIP Request,

(b)	If the termination is pursuant to Section 20.2.4(c) (Termination Based on Exercise of the Reversion Right), the Compound or Analog for which the Reversion Right has been exercised, and

(c)	If the termination is pursuant to Section 20.2.5 (Termination Based on Pfizer’s Acquisition of an Animal Health Company), the AIP Compound Series on which the Company is conducting the Candidate Designation Activities as of the date of such termination, including (i) all such compounds encompassed by the Markush Structure included within the AIP Notices that relate to such AIP Compound Series, and (ii) the Compounds and Analogs in the Lead Seeking Phase on which the Company has conducted any Lead Seeking Activities (including as set forth in the progress reports provided by the Company to the JSC in accordance with Section 10.1).

20.3.6	AIP Compound Series. Upon expiration of this Agreement or in the event of termination by the Company pursuant to Section 20.2.1 (Termination for Material Breach) and 20.2.2(b) (Certain Termination Events Relating to Pfizer), as of the effective date of termination or expiration, the Company shall have the right to continue to conduct the Candidate Designation Activities for those Compounds and Analogs in the AIP Compound Series for which AIP has been granted and the Opt-In Deadline has not occurred as of such date in accordance with the terms hereof; provided that, the Company shall not have access to the Pfizer Database or the Pfizer Library during such time. In the event that the Company requires any additional information from the Pfizer Database to conduct the Candidate Designation Activities during such time, the Company shall have the right to reasonably request such data and information from Pfizer and Pfizer shall reasonably consider each such request (but, for clarity, Pfizer shall have no obligation to provide the Company with any such additional data or information). For clarity, the Company’s rights and the terms of this Agreement with respect to each such Compound and Analog shall expire three (3) years after AIP is granted with respect to such AIP Compound Series.

20.3.7	License Agreements and Screening Services Agreement. For clarity, except as expressly set forth herein, termination of this Agreement shall not in and of itself terminate (a) any of the License Agreements that are executed as of the date of such termination or (b) the Screening Services Agreement (to the extent such agreement is in effect as of such date).

20.3.8	Payment. Within thirty (30) days of expiration or termination of this Agreement, in part or in whole (or such later date with respect to those costs that are incurred but cannot be reported as of such date), the Company shall pay Pfizer all amounts due to Pfizer in connection with this Agreement (and, with respect to termination pursuant to Section 20.2.1(b), the License Agreements) as of the effective date of such expiration or termination.

20.3.9	Wind-Down Costs.

(a)	Pfizer Responsibility. Pfizer shall be responsible for all of its and the Company’s reasonable out-of-pocket Wind-Down Costs in the event of termination of this Agreement in its entirety (i) by the Company in accordance with Sections 20.2.1 (Termination for Material Breach), or 20.2.2(b) (Certain Termination Events Relating to Pfizer), or (ii) in accordance with Section 20.2.5 (Termination Based on Pfizer’s Acquisition of an Animal Health Company).

(b)	Company Responsibility. The Company shall be responsible for all of its and Pfizer’s reasonable out-of-pocket Wind-Down Costs in the event of termination of this Agreement in its entirety (i) by Pfizer in accordance with Sections 20.2.1 (Termination for Material Breach), 20.2.2(a) (Certain Termination Events Relating to the Company), or 20.2.4(d) (Termination by Pfizer for Certain Company Relationships), (ii) by the Company in accordance with Section 20.2.3(a) (Termination Without Cause by the Company) or (iii) in accordance with Section 20.2.2(c) (Company Change of Control and Attempted Assignments).

20.3.10	Exercise of Pfizer’s Reversion Right. For clarity, subject to Section 20.3.11, the effects of any termination pursuant to Section 20.2.4(c) (Termination Based on Exercise of the Reversion Right) are as set forth in Section 8.1.

20.3.11

Survival. Without limiting any other provisions in this Article 20, the following provisions (along with the provisions herein that expressly specify survival terms or that would, by their nature, survive termination) shall survive expiration or termination of this Agreement for any reason (collectively, the “Surviving Provisions”): 3.3.1, 3.3.2, 3.4, 3.5, 4.2.1 (subsections (a) and (c) of the third sentence), 4.2.5(h), 7.2.2 (last paragraph), 8.1 through 8.4 (for so long as any License Agreements are in effect), 8.5, 8.6, 9.3, 9.9 (for the period of time set forth in such Section), 10.2 (last sentence), 10.3 (for the period of time set forth in such Section), 10.4, 11.4, 12.1 through 12.9.5 (except to the extent such provisions reference provision of a remediation plan to the JSC), 12.9.5(d), 13.1, 14, 15, 16 (for the time period set forth in such Section), 18.1.1(a), 18.1.1(b)(i), 18.1.1(b)(ii) (last sentence), 18.1.1(c), 18.4, 18.6 through 18.8, 19, 20.3 (subject to any time limitations set forth in such Section) 21. Without limiting any of the rights or remedies otherwise available to either Party, each Party acknowledges and agrees that monetary damages would be an inadequate remedy for any breach of any of the Surviving Provisions; that each of its obligations with respect to the Surviving Provisions shall continue, remain binding, and survive termination of this Agreement (and, without limiting the foregoing, shall not be dischargeable in any proceeding under the Bankruptcy Code or similar proceeding); and that each of its obligations with respect to the Surviving Provisions is and shall be specifically enforceable under Applicable Law.

21. MISCELLANEOUS

21.1	Compliance with Laws. Neither Party nor any of their Affiliates will be required by this Agreement to take or omit to take any action in contravention of any Applicable Law, including any applicable national and international pharmaceutical industry codes of practices. Without limiting the foregoing, and notwithstanding any other provision of this Agreement, neither Party nor any of their Affiliates shall be required to promote or otherwise commercialize a pharmaceutical product, or incur any expense in connection with any activity under this Agreement, that it reasonably believes, in good faith, may violate any Applicable Law (including any applicable national and international pharmaceutical code of practice) or “corporate integrity” or similar agreement with any Governmental Authority to which it is a party.

21.2

Assignability. For clarity, the rights, benefits, and obligations of the Company under (or relating to) this Agreement (including any licenses or sublicenses granted pursuant to this Agreement) are personal to the Company. The Company may not assign (including in a bankruptcy or similar proceeding) or assume in a bankruptcy or similar proceeding this Agreement or any rights, benefits, or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without Pfizer’s prior written consent (which Pfizer may withhold in its sole discretion). For purposes of this Agreement, and without limiting any other provision of this Agreement, a Change of Control of the Company constitutes an assignment hereunder. The Company acknowledges and agrees, on behalf of itself and any successors or assigns, that (a) Applicable Law excuses Pfizer from accepting performance from, or rendering performance to, any entity other than the Company (whether or not such other entity is an assignee of the Company, a successor to the Company, a trustee in a bankruptcy or similar proceeding, or the Company as a debtor or debtor in possession in a bankruptcy or similar proceeding); (b) Pfizer has not consented to any assignment or assumption of this Agreement (or of any licenses, sublicenses, rights, benefits, or obligations under, or relating to, this Agreement), in each case whether by operation of law or otherwise; and (c) any future consent by Pfizer to an assignment or assumption of this Agreement (or any licenses, sublicenses, rights, benefits, or obligations under, or related to, this Agreement) shall be limited to the specific assignment or assumption consented to, shall be personal to the assignee or the party assuming this Agreement (or any licenses, sublicenses, rights, benefits, or obligations under, or related to, this Agreement) in such assignment or assumption, and shall not be (or be deemed to be) a consent to any other assignment or assumption. In the event of a permitted assignment or assumption hereunder, this Agreement will be binding upon the

Parties and their respective permitted successors and permitted assigns. Any attempted assignment or assumption without the prior written consent of Pfizer or that otherwise contravenes the terms of this Agreement shall be void ab initio and of no force or effect; provided that, without limiting any provision of this Agreement (including this Section 21.2), in the event of an attempted assignment or assumption in contravention of this Section 21.2, this Agreement (and any licenses or sublicenses granted hereunder) shall be subject to automatic termination in accordance with Section 20.2.2(c).

21.3	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any law other than the laws of the State of New York, and, to the extent applicable to Intellectual Property, the applicable federal laws of the United States of America (without regard to conflict of laws principles).

21.4	Dispute Resolution.

21.4.1	General. The following procedures shall be used to resolve any dispute, controversy or claim that may arise out of or relate to, or arise under or in connection with this Agreement or the breach, termination, or validity thereof (each, a “Dispute”):

(a)	Promptly after the written request of either Party (“Request”), the Alliance Managers shall meet in person or by telephone to attempt to resolve any Dispute. If, for any reason, the Alliance Managers do not resolve the Dispute within thirty (30) days of receipt by a Party of such Request, then the Senior Executives shall meet in person or by telephone to review and attempt to resolve the Dispute. The Senior Executives shall have thirty (30) days to attempt to resolve the Dispute.

(b)	If, for any reason, the Senior Executives fail to resolve the Dispute within sixty (60) days of receipt by a Party of a Request in accordance with Section 21.4.1(a), the Parties shall attempt to resolve the Dispute with the assistance of a mediator agreed upon by the Parties or, in default of such agreement, within seventy-five (75) days of receipt by a Party of a Request, at the request of any Party, such mediator shall be appointed by the American Arbitration Association (“AAA”). The mediation shall be held in New York, New York and in accordance with the then-prevailing Commercial Mediation Rules of the AAA.

(c)	All negotiations and mediation in connection with the Dispute shall be conducted in strict confidence and without prejudice to the rights of the Parties in any future legal proceedings. Except for any Party’s right to seek interlocutory relief in the courts, no Party may commence any form of arbitration in accordance with Section 21.4.2 or 21.4.3 (as appropriate) until twenty (20) Business Days after the appointment of a mediator or until one hundred twenty (120) days after the receipt by a Party of a Request, whichever occurs sooner.

(d)	If, with the assistance of the mediator, the Parties reach a settlement, such settlement shall be reduced to writing and, once signed by a duly authorized representative of each of the Parties, shall be and remain binding on the Parties. The Parties shall bear their own legal costs of the mediation, but the costs and expenses of the mediator and the AAA shall be borne by the Parties equally.

21.4.2	Fair Market Value and Company Technology Royalty Rate Disputes. All Disputes that for any reason are not timely resolved by the Parties in accordance with Section 21.4.1(a) and that relate exclusively to determination of the amount of Fair Market Value and Company Technology Royalty Rate shall be resolved in accordance with this Section.

(a)	Upon written request by either Party to the other Party, the Parties shall promptly agree on the appointment of an appropriate valuation expert (the “Expert Arbitrator”). If the Parties are not able to agree by mutual written agreement within fourteen (14) Business Days after the receipt by a Party of the written request in the immediately preceding sentence, either Party may request that the AAA, or such other similar entity as the Parties may agree upon by mutual written agreement, appoint an Expert Arbitrator who shall have the qualifications set forth on Schedule 21.4.2(a), if practicable (such appointment to be made within twenty (20) Business Days of such Request). The fees and costs of the Expert Arbitrator and the AAA shall be shared equally (50%/50%) by the Parties.

(b)	Within fifteen (15) Business Days after the designation of the Expert Arbitrator, each Party shall simultaneously submit to the Expert Arbitrator and one another a written statement of its proposed amount for the applicable Fair Market Value or Company Technology Royalty Rate along with documents in support of such amount (and the Company shall include in its statement the amount that it initially proposed to Pfizer for the applicable Fair Market Value or Company Technology Royalty Rate and its final offer made to Pfizer for the applicable Fair Market Value or Company Technology Royalty Rate prior to submission to the Expert Arbitrator in accordance with this Section). Each Party shall have fifteen (15) Business Days from receipt of the other Party’s submission to submit to the Expert Arbitrator and the other Party a written response thereto, which shall include any scientific, financial, technical, or other relevant information in support thereof. The Expert Arbitrator shall have the right to hold a hearing of no more than two (2) days for the Parties to present evidence regarding Fair Market Value or Company Technology Royalty Rate.

(c)	No later than ten (10) days after the submission of all evidence or the close of the hearing or as soon thereafter as practicable, the Expert Arbitrator shall make a determination by selecting the Fair Market Value or Company Technology Royalty Rate proposed by one of the Parties. In making his or her determination of Fair Market Value or Company Technology Royalty Rate (as applicable), the Expert Arbitrator shall apply the principles set forth in Schedule 1.1(c) (with respect to Fair Market Value) and Schedule 8.5 (with respect to Company Technology Royalty Rate). The Expert Arbitrator shall provide the Parties with an award setting forth the Fair Market Value or Company Technology Royalty Rate (as applicable) that was selected and a brief written statement setting forth the basis of the determination in connection therewith. The decision of the Expert Arbitrator shall be final and conclusive and binding on the Parties and may be entered and enforced in any court having jurisdiction. The arbitration shall be held and the award shall be rendered in New York, New York.

21.4.3	Arbitration.

(a)

All Disputes that for any reason are not timely resolved by the Parties in accordance with Section 21.4.1 (other than Disputes which are to be resolved in accordance with Section 21.4.2) shall be finally and exclusively resolved by binding arbitration to be administered by the AAA in accordance with the then-prevailing Commercial Arbitration Rules of the AAA (the “Rules”). The seat of the arbitration shall be in New York County, New York. The arbitration shall be held and the award shall be issued in the English language. If the amount in controversy is Three Million US Dollars (US$3,000,000) or less (including all claims and counterclaims), there shall be one arbitrator who shall be agreed upon by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the amount in controversy is more than Three Million US Dollars (US$3,000,000) (including all claims and counterclaims), there shall be three (3) neutral and impartial arbitrators, one of whom shall be appointed by each of the Parties within thirty (30) days of receipt by respondent of the demand for arbitration, and the third (3rd) arbitrator, who shall chair the arbitral tribunal, shall be appointed by the Party appointed arbitrators within fifteen (15) days of the appointment of the second (2nd) arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking, and ranking procedures in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or an attorney with no less than fifteen (15) years of experience with commercial cases and an experienced arbitrator, who shall, if practicable, have experience with transactions or disputes related to the field of pharmaceutical development and technology and/or, if applicable, intellectual property (including Patent Rights and trade secrets).

(b)	All arbitrators shall be neutral and impartial and shall not be officers or employees of either Party. The cost of the arbitration, including the fees and expenses of the arbitrator(s), will be shared equally by the Parties. The arbitrator(s) shall have the right to award damages and other relief but will not have the authority to award any damages or remedies not available under the express terms of this Agreement. The arbitration award will be presented to the Parties in writing and will include findings of fact and, where appropriate, conclusions of law. The award may be confirmed and enforced in any court of competent jurisdiction. Notwithstanding anything to the contrary, in the event that the dispute concerns whether Pfizer exercised good faith, the Company shall be required to show by clear and convincing evidence that Pfizer did not exercise good faith.

(c)	Prior to the appointment of the arbitral tribunal, either Party may seek injunctive relief from any court of competent jurisdiction in order to enforce compliance with the provisions of this Section 21.4.3 or otherwise in aid of arbitration or to maintain the status quo or prevent irreparable harm. The Parties hereby submit to the non-exclusive jurisdiction of the Federal and State courts located in New York, New York (the “New York Courts”) for such purpose. Without prejudice to such provisional remedies as may be available under the jurisdiction of the New York Courts, the arbitrator(s) shall have full authority to grant provisional remedies and to direct the Parties to request that any New York Court modify or vacate any temporary or preliminary relief issued by any such New York Court, and to award damages for the failure of any Party to respect the arbitrator’s(s’) orders to that effect.

21.5	Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

21.6	Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

21.7	Advisors. It is acknowledged and agreed by each of the Parties that Pfizer, on behalf of itself and the other members of the Pfizer Group, has retained each of the Persons identified on Schedule 11.11 to the Global Separation Agreement to act as counsel in connection with this Agreement, the License Agreements, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 11.11 to the Global Separation Agreement have not acted as counsel for the Company or any other member of the Company Group in connection with this Agreement, the License Agreements, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby and that none of the Company or any member of the Company Group has the status of a client of the Persons listed on Schedule 11.11 to the Global Separation Agreement for conflict of interest or any other purposes as a result thereof. The Company hereby agrees, on behalf of itself and each other member of the Company Group that, in the event that a dispute arises after the Effective Date in connection with this Agreement, the License Agreements, the Global Separation Agreement, the Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby between Pfizer and the Company or any of the members of their respective Groups, each of the Persons listed on Schedule 11.11 to the Global Separation Agreement may represent any or all of the members of the Pfizer Group in such dispute even though the interests of the Pfizer Group may be directly adverse to those of the Company Group. The Company further agrees, on behalf of itself and each other member of the Company Group that, with respect to this Agreement, the License Agreements, the Global Separation Agreement, the other Ancillary Agreements, the Contribution and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Pfizer or the applicable member of the Pfizer Group and may be controlled by Pfizer or such member of the Pfizer Group and shall not pass to or be claimed by the Company or any member of the Company Group. Furthermore, the Company acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom, LLP is representing Pfizer, and not the Company, in connection with the Transactions.

21.8	Notices.

21.8.1	All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Pfizer, to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: General Counsel

with a copy to:

If to the Company to:

with a copy to:

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

21.8.2	Notwithstanding the foregoing, each Party shall have the right to deliver to the other Party (as applicable) by email Intent to Access Requests, notices granting Intent to Access, AIP Requests, AIP Notices, and Opt-In Notices and each of the foregoing shall be deemed to be duly given when received by the applicable other Party.

21.9	Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

21.10	Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

21.11	Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

21.12	Further Assurances. The Company and Pfizer hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge, and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to implement this Agreement and carry out the intent and purposes of this Agreement.

21.13	Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Pfizer Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties) except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties) with any remedy, claim, liability, reimbursement, claim of action, or other right in excess of those existing without reference to this Agreement.

21.14	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and the Company, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

21.15	No Construction Against Drafter. The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties. Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

21.16	Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.17	Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

21.18	Counterparts; Entire Agreement; Conflicting Agreements.

21.18.1	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

21.18.2	This Agreement, the License Agreements, the Global Separation Agreement, the other Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

21.18.3	In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Global Separation Agreement or any other Ancillary Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers.

PFIZER INC.	ZOETIS INC.

By:	By:
Title:	Title: